SECOND QUARTER 1998

                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES

                       MANAGEMENT'S ANALYSIS OF OPERATIONS

                         Quarterly Financial Supplement
                         Six Months Ended June 30, 1998

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FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 1998
TABLE OF CONTENTS
                                                                        PAGE

Financial Highlights ................................................    1

Management's Analysis of Operations .................................    2

Consolidated Summaries of Income, Per Share and Balance Sheet Data ..  T-1

Business Segments ...................................................  T-2

Internal Capital Growth and Dividend Payout Ratios ..................  T-6

Selected Quarterly Data .............................................  T-7

Securities Available for Sale .......................................  T-8

Investment Securities ...............................................  T-9

Loans ............................................................... T-10

Interest-Only and Residual Certificates ............................. T-11

Allowance for Loan Losses and Nonperforming Assets .................. T-12

Intangible Assets ................................................... T-13

Foreclosed Properties ............................................... T-13

Deposits ............................................................ T-14

Time Deposits in Amounts of $100,000 or More ........................ T-15

Long-Term Debt ...................................................... T-16

Changes in Stockholders' Equity ..................................... T-18

Capital Ratios ...................................................... T-19

Off-Balance Sheet Derivative Financial Instruments .................. T-20

Off-Balance Sheet Derivatives - Expected Maturities ................. T-23

Off-Balance Sheet Derivatives Activity .............................. T-23

Net Interest Income Summaries Five Quarters
  Ended June 30, 1998 ............................................... T-24

  Year-to-Date June 30, 1998; June 30, September 30, and
    December 31, 1997 ............................................... T-26

Consolidated Balance Sheets ......................................... T-28

Consolidated Statements of Income
  Five Quarters Ended June 30, 1998 ................................. T-29

  Year-to-Date June 30, 1998 and 1997 ............................... T-30

Consolidated Statements of Cash Flows ............................... T-31
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FINANCIAL HIGHLIGHTS

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                                                                      Three Months Ended June 30,      Six Months Ended June 30,
                                                                      ---------------------------    -----------------------------
(Dollars in millions, except per share data)                               1998             1997         1998                1997
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
FINANCIAL HIGHLIGHTS
Net income before merger-related and restructuring
  charges (Operating earnings) ....................................     $    883            719      $     1,692             1,422
After tax merger-related and restructuring charges ................          634             37              653                37
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Net income after merger-related and restructuring charges .........     $    249            682      $     1,039             1,385
==================================================================================================================================
PER SHARE DATA
Diluted earnings
  Net income before merger-related and restructuring charges ......     $   0.92           0.74      $      1.75              1.46
  Net income after merger-related and restructuring charges .......         0.26           0.70             1.07              1.42
Basic earnings
  Net income before merger-related and restructuring charges ......         0.93           0.76             1.77              1.48
  Net income after merger-related and restructuring charges .......         0.27           0.72             1.09              1.44
Cash dividends ....................................................         0.37           0.29             0.74              0.58
Book value ........................................................        16.72          14.82            16.72             14.82
Period-end price ..................................................     $  58.25          46.25      $     58.25             46.25
Average shares (In thousands)
  Diluted .........................................................      962,160        964,518          969,180           972,830
  Basic ...........................................................      949,750        953,612          957,430           961,612
Actual shares (In thousands) ......................................      988,150        954,902          988,150           954,902
Dividend payout ratios (Based on operating earnings) ..............        40.22%         38.02            35.00%            38.81
==================================================================================================================================
PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
    Return on average assets (a) ..................................         1.62%          1.47             1.59%             1.48
    Return on average stockholders' equity (a) (b) ................        23.91          20.42            22.55             20.36
    Overhead efficiency ratio (excludes expenses on trust
      capital securities) (c) .....................................           56             55               56                56
Net charge-offs to
  Average loans, net (a) ..........................................         0.47           0.71             0.43              0.67
  Average loans, net, excluding Bankcard (a) ......................         0.29           0.32             0.27              0.29
Nonperforming assets to loans, net and foreclosed properties ......         0.66           0.75             0.66              0.75
Net interest margin (a) ...........................................         3.89%          4.65             4.01%             4.68
==================================================================================================================================
CASH EARNINGS (EXCLUDING OTHER
  INTANGIBLE AMORTIZATION)
  Before merger-related and restructuring charges
    Net income ....................................................     $    951            774      $     1,816             1,534
    Earnings per share - diluted ..................................     $   0.98           0.81      $      1.87              1.58
    Return on average tangible assets (a) .........................         1.77%          1.61             1.73%             1.63
    Return on average tangible stockholders' equity (a)............        32.59          28.31            30.25             28.39
    Overhead efficiency ratio (excludes expenses on trust
      capital securities) (c) .....................................           53%            53               54%               53
==================================================================================================================================
PERIOD-END BALANCE SHEET DATA
Securities available for sale .....................................                                        $ 36,798         20,931
Investment securities .............................................                                           2,229          3,891
Loans, net of unearned income .....................................                                         137,390        136,676
Earning assets ....................................................                                         200,083        178,261
Total assets ......................................................                                         228,996        201,642
Noninterest-bearing deposits ......................................                                          33,169         30,374
Interest-bearing deposits .........................................                                         105,429        104,828
Long-term debt ....................................................                                          13,250         10,559
Guaranteed preferred beneficial interests .........................                                           1,735          1,734
Stockholders' equity ..............................................                                        $ 16,526         14,094
==================================================================================================================================

(a)   Quarterly amounts annualized.

(b) Based on net income and average stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.

(c) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, including investment securities transactions.

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MANAGEMENT'S ANALYSIS OF OPERATIONS

      The following discussion and other portions of this Quarterly Financial Report contain various forward-looking statements. Please refer to our 1998 Second Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements. Certain amounts included in the financial tables related to the first quarter of 1998 have been restated to conform to classifications presented in the second quarter of 1998. Such restated amounts do not represent material changes from those previously reported.

EARNINGS HIGHLIGHTS
      First Union's operating earnings in the first half of 1998 increased 19 percent to $1.7 billion from $1.4 billion in the first half of 1997. On a diluted per share basis, such earnings increased 20 percent to $1.75 in the first half of 1998 from $1.46 in the first half of 1997. Operating earnings were a record $883 million, or 92 cents, in the second quarter of 1998, compared with $719 million, or 74 cents, in the second quarter of 1997.
      Operating earnings represent earnings before merger-related and restructuring charges. Merger-related and restructuring charges in the first six months of 1998 of $653 million after tax were associated primarily with the April 28, 1998, acquisition of CoreStates Financial Corp. Merger-related and restructuring charges in the first half of 1997 were $37 million. After these charges, earnings were $1.0 billion in the first half of 1998 compared with $1.4 billion in the first half of 1997. On a diluted per share basis, such earnings were $1.07 in the first half of 1998 compared with $1.42 in the first half of 1997.
      First Union's historical financial statements have been restated to reflect the pooling acquisitions of CoreStates in 1998 and Signet Banking Corporation in November 1997. Such statements were not restated for the pooling acquisition of Wheat First Butcher Singer, Inc. or the purchase acquisitions of Bowles Hollowell Conner & Co. and The Money Store, Inc., which are discussed below. The Money Store acquisition closed on June 30, 1998, so earnings related to The Money Store are not included in first half results.
      These operating results represent a return on average stockholders' equity of 22.55 percent and a return on average assets of 1.59 percent in the first half of 1998, and 23.91 percent and 1.62 percent, respectively, in the second quarter of 1998.
      Growth in first half 1998 operating earnings was led by a 40 percent increase in noninterest income (excluding available for sale and investment securities transactions) from the first half of 1997, including a 60 percent increase in Capital Management fee income and a 55 percent increase in Capital Markets fee income. Wheat First Union made significant contributions to these segments.
      Noninterest expense, excluding merger-related and restructuring charges, increased to $3.8 billion in the first half of 1998 from $3.4 billion in the first half of 1997, primarily due to revenue-driven incentive pay and higher staffing levels in Capital Markets; spending related to our Future Bank initiative and advertising expense related to our branding campaign; and ongoing expense related to acquired entities. The operating overhead efficiency ratio before special charges was 56 percent, essentially flat with the first half of 1997.
      In addition, credit quality continued to be strong. Nonperforming assets declined to $909 million, or 0.66 percent of net loans and foreclosed properties, compared with $991 million, or 0.75 percent, at December 31, 1997, and $1 billion, or 0.75 percent, at June 30,



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1997. Annualized net charge-offs as a percentage of average net loans were 0.47 percent at June 30, 1998, 0.39 percent at March 31, 1998, and 0.71 percent at June 30, 1997.

Outlook
       We are very pleased with our progress in integrating recent acquisitions and with the growth prospects stemming from these transactions. We believe 1998 will continue to be a very active year as we work to develop new markets and business strategies into strong revenue growth. In addition to revenue growth, we expect further improvements in efficiency as we begin to benefit from the consolidation of our recent acquisitions.
      Revenue growth continues to be strong, largely reflecting the investments we have made to diversify our business mix in order to meet client demands and to decrease the corporation's reliance on interest income, which can be affected by volatility in economic conditions and movements in interest rates. These investments are reflected in the strong contributions from the Capital Management and Capital Markets business segments. Fee income from Capital Management and Capital Markets accounted for 54 percent of noninterest income (excluding available for sale and investment securities transactions) in the first half of 1998.
      We are also pleased with the initial results of our redesigned retail delivery strategy, which we call the "Future Bank," that is being implemented throughout the First Union marketplace this year;
      With our previously pending acquisitions now completed, our primary management attention is focused on developing our existing business base as we continue to invest in new technology and fee income-generating lines of business. The investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 16 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the business cycle.

Merger and Consolidation Activity
      The acquisition of CoreStates, of Philadelphia, Pennsylvania, will create new opportunities to leverage our growing Capital Management and Capital Markets businesses in states that generate 36 percent of the nation's gross state product and in attractive consumer markets where the per capita income is 12 percent above the national average.
      In addition, in the second quarter of 1998, we completed the purchase accounting acquisitions of Bowles Hollowell Conner & Co., an investment banking firm, and The Money Store, a nationally recognized consumer finance company.
      On June 30, 1998, we completed the $2.2 billion acquisition of The Money Store, which was accounted for as a purchase. In connection with this acquisition, we recorded $1.8 billion of goodwill and an intangible asset related to The Money Store's origination network of $304 million. This is based on The Money Store's closing equity of $489 million and preliminary fair value adjustments, net of tax effects, related to certain interest-only and residual certificates related to asset-backed securities issued by The Money Store of $186 million, long-term debt of $47 million, professional fees and other acquisition-related expenses of $23 million, deferred taxes related to the origination network intangible of $120 million and other miscellaneous adjustments amounting to $103 million. The estimated periods of future benefit related to goodwill and the network intangible is twenty-five years and fifteen years, respectively.
      We continue to evaluate acquisition opportunities that we believe would provide access to customers and markets that complement our long-term goals. Acquisition

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opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines adopted in 1997 and other financial and strategic objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected. The ACCOUNTING AND REGULATORY MATTERS section provides more information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

BUSINESS SEGMENTS

Business Focus
      First Union's operations are divided into four primary business segments encompassing more than 50 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 2. Information related to CoreStates has been restated, and it is included in the appropriate business segments.
      We have developed an internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. Restatements of various periods may occasionally occur because these estimates and methodologies could be refined over time.
      Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and internal reporting methodologies produce business segment results that are not necessarily comparable to presentations by other bank holding companies or stand-alone entities in similar industry segments.
      Our internal performance reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense, and corporate expenses to each segment. We use a risk-based methodology to allocate equity based on the credit, market and operational risks associated with each business segment. Credit risk allocations are intended to provide sufficient equity to cover unexpected losses for each asset portfolio. Operational capital is allocated based on the level of noninterest expense for each segment. In addition, capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation. Through this process, the aggregate amount of equity allocated to all business segments may differ from the corporation's book equity. The Treasury/Nonbank segment retains all unallocated equity. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time. Our method of reporting does not allow for discrete reporting of the profitability or synergies arising from our integrated approach to product sales. For example, a commercial customer might have loans, deposits and an interest rate swap. The loan and deposit relationship would be included in the Commercial Bank segment and the interest rate swap would be reflected in the risk management unit of the Capital Markets segment.
      Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, our model employs a


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funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is insulated from interest rate risk. The majority of the interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because most market risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for the other business segments. General corporate expenses, with the exception of goodwill amortization, are fully allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Noninterest expense remaining in the Treasury/ Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and merger-related and restructuring charges. In general this approach should not result in significant volatility to business segment returns.

Consumer Bank
      The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases, and student loans. The Consumer Bank's traditional deposit and lending products are fully integrated with nontraditional financial offerings, making our retail banking branches major distribution points for mutual funds, insurance and small business loans. State-of-the-art technology including centralized customer information centers, smart cards, electronic and Internet banking capabilities support this approach.
      The Consumer Bank segment generated $329 million in net income in the second quarter of 1998 compared with $267 million in the second quarter of 1997. Primary contributors were retail branch products. Noninterest income was $468 million in the second quarter of 1998 compared with $349 million in the second quarter of 1997.
      Noninterest expense was $757 million in the second quarter of 1998 compared with $767 million in the second quarter of 1997. Expenses in 1998 include significant training and other costs related to the implementation of our Future Bank delivery strategy, as well as expenses related to the increased mortgage volume and accelerated mortgage servicing rights amortization. Our new Future Bank retail delivery model is being implemented throughout 1998 in our full-service branch network in 12 states and Washington, D.C. The Future Bank model increases service options and access for our customers, improves sales capacity for employees and ultimately is expected to reduce costs.
      Average Consumer Bank loans in the second quarter of 1998 were $56 billion compared with $62 billion in the second quarter of 1997. While consumer loan originations were strong, the decrease in the consumer loan portfolio reflects our strategy to actively manage our balance sheet by selling or securitizing loans to maximize return on capital. As part of this strategy we have securitized or sold $8 billion of consumer loans since the second quarter of 1997, including adjustable rate mortgages (ARMs), home equity loans, student loans, indirect auto loans, community reinvestment loans, credit card receivables and other unsecured consumer credit. The managed credit card portfolio was $5.2 billion at


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June 30, 1998, including $1.7 billion of securitized credit cards. The credit card sales reflect the repositioning of the portfolio in line with our Consumer Bank's strategy of expanding relationships within our growing customer base on the East Coast.

      Loan originations in the consumer portfolio were led by mortgage loans and direct lending through the full-service bank branches. First Union's mortgage origination and home equity offices across the nation also are included in the Consumer Bank through our operating subsidiaries: First Union Mortgage Corporation (FUMC) and First Union Home Equity Bank, N.A. (FUHEB). Our home equity lending business, combined with that of The Money Store, is the second largest in the nation. FUMC is the nation's 11th largest mortgage servicer, with a mortgage servicing portfolio of $65 billion at June 30, 1998. In addition, First Union is a major participant in the "A" credit quality market for consumer loans retained in our portfolios, as well as the sub-prime market for securitization or sale of residential real estate loans.

Capital Management
      The Capital Management Group combines our banking and investment offerings for retail and institutional customers, and provides products and services that primarily produce fee income. At June 30, 1998, this group had $143 billion in assets under management. These assets include proprietary mutual funds of $64 billion, with the remaining $79 billion in assets composed of trust and institutional accounts.
      Trust and institutional assets under management in its entirety amounted to $102 billion. This includes the $79 billion mentioned above and $23 billion of trust and institutional customers invested in proprietary mutual funds.
      The Capital Management Group produced net income of $109 million in the second quarter of 1998 compared with $74 million in the second quarter of 1997. Capital Management businesses and products primarily generate fee income. In the second quarter of 1998, fee income for this segment was $445 million compared with $276 million in the second quarter of 1997. Growth in fee income was primarily related to retail brokerage and insurance commissions, trust and mutual funds. Expenses in the second quarter of 1998 were $391 million compared with $253 million in the second quarter of 1997.
      Retail brokerage is the primary distribution center for Capital Management products. This segment also includes insurance products. However, it does not reflect sales of credit life or other insurance products sold in other areas of the corporation.
      The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of our lines of business, including mutual funds and retail brokerage services. CAP Account amounts in Table 2 reflect direct CAP Account fee income only. CAP Account assets increased to $30 billion at June 30, 1998, compared with $26 billion at year-end 1997. We are seeing an increase in investment activity through these accounts.
      The Private Client Banking Group provides high net worth clients with a single point of access to First Union's investments, mortgages, personal loans, trusts, financial planning, brokerage services and other services. In the second quarter of 1998, the Private Client Banking Group had $3.1 billion of average net loans compared with $2.9 billion in the second quarter of 1997, and $2.7 billion of average deposits compared with $2.2 billion in the second quarter of 1997. Private Client Banking Group amounts in Table 2 reflect only


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the income and expense related to lending and deposit taking activities. Other fee income is located within other business lines or segments.

      We anticipate increased growth in all of the Capital Management business lines as we introduce new products and services throughout our multistate network and as we begin to enhance our relationships with the new customers from our acquisitions.

Commercial Bank
      The Commercial Bank provides a comprehensive array of financial solutions primarily focused on corporate customers (annual sales of $50 million to $2 billion); commercial customers (annual sales of $10 million to $50 million); and small-business customers (annual sales up to $10 million). Products and services go beyond traditional commercial banking to areas such as asset-based financing, risk management products, property and casualty insurance, leasing, treasury services, international services, pension plans and 401(k) plans.
      Specialized relationship teams throughout our region focus on sales and service. In addition, we have an integrated approach that leverages the capabilities of First Union's Capital Markets Group for the more complex financing solutions.
      The Commercial Bank had net income of $170 million in the second quarter of 1998 compared with $166 million in the second quarter of 1997. Net interest income was $481 million in the second quarter of 1998 compared with $502 million in the second quarter of 1997. The decline was primarily related to a decrease in outstandings and loan spreads. Noninterest income increased 8 percent from the second quarter 1997 to $127 million in the second quarter of 1998, led by Cash Management fee income, which increased 13 percent from the second quarter of 1997. In addition, service charge volume has increased as a result of higher sales volume and improved collection policies and procedures. Expenses in the second quarter of 1998 were $324 million compared with $340 million in the second quarter of 1997.
      Average commercial loans in the second quarter of 1998 declined 4 percent from the second quarter of 1997, primarily reflecting run-off in all commercial lending areas due to selective new loan originations and renewals. Average small business loans increased 14 percent to $2.6 billion in the second quarter of 1998 from $2.2 billion in the second quarter of 1997. Small Business Banking amounts in Table 2 reflect only lending activities, while our Small Business Banking Division also generates insurance, investment and retirement services, and commercial deposit services for customers.
      First Union is the nation's third largest cash management bank based on revenue. Cash management products stimulate the gathering of commercial deposit balances. Deposit balances and their economic profitability are reflected in both the Commercial Bank and the Capital Markets segments. Cash management amounts in Table 2 reflect only the direct service charge income from cash management products.

Capital Markets
      Our Capital Markets Group provides corporate and institutional clients one-stop shopping for a full range of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Bank. We have the capability to help a company grow from its first checking account to its initial public offering. In the Capital Markets Group, the Commercial Bank and the bank and nonbank brokerage subsidiaries, the strategy is the same: the focus is on providing customized solutions that are in our clients' best interests.

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      Within Capital Markets, our primary focus has been to bring a full line of business products to middle-market customers. We believe this strategy provides a rewarding platform for long-term growth.
      Our relationship coverage begins in our East Coast banking markets and extends nationwide through industry-specific specialization in such areas as health care; financial institutions; real estate; media and communications; utilities; energy; forest products; and specialty finance. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our corporate customers and to provide commercial banking and capital markets products to financial institution clients overseas. This unit expanded significantly with the addition of CoreStates, which traces its roots in international finance for nearly two centuries.
      The Capital Markets Group produced net income of $182 million in the second quarter of 1998 compared with $174 million in the second quarter of 1997. Net interest income was $279 million in the second quarter of 1998 compared with $254 million in the second quarter of 1997. Noninterest income increased 51 percent to $395 million in the second quarter of 1998 from $262 million in the second quarter of 1997. The increase was led by $202 million in second quarter 1998 fee income from our investment banking segment, including $117 million in private equity gains from merchant banking transactions, reflecting the current market environment. Expenses in the second quarter of 1998 were $373 million compared with $236 million in the second quarter of 1997.
      Average net loans were $32 billion in the second quarter of 1998 compared with $27 billion in the second quarter of 1997. Loan growth between the two periods was generated primarily in the specialized industries, diversified finance and international units.
      First Union's Capital Markets Group will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence with CoreStates.

Treasury/Nonbank Segment
      The Treasury/Nonbank segment includes First Union's Central Money Book
(CMB) and certain expenses that are not allocated to the business segments, including goodwill amortization and corporate restructuring costs. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The SECURITIES AVAILABLE FOR SALE, INVESTMENT SECURITIES, LIQUIDITY AND FUNDING SOURCES and MARKET RISK MANAGEMENT sections provide information about our securities portfolios, funding sources and asset and liability management functions.
      Additionally, the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage and other servicing assets) and charges that are unusual and infrequent, including merger-related and restructuring charges. The Treasury/Nonbank segment includes the income and expense related to the restructuring of the credit card receivables and other unsecured loans.


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RESULTS OF OPERATIONS

INCOME STATEMENT REVIEW

Net Interest Income
      Tax-equivalent net interest income was $3.8 billion in the first half of 1998 compared with $4.0 billion in the first half of 1997. The decline in tax-equivalent net interest income reflects a changing earning asset mix, primarily related to the divestiture of higher-yielding, unsecured consumer loans and to the investment of excess capital in lower-yielding securities, including purchases to leverage the CoreStates acquisition.
      Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first half of 1998, $36 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in the first half of 1998 was $5 million.

NET INTEREST MARGIN
      The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.01 percent in the first half of 1998 compared with 4.68 percent in the first half of 1997. Significant changes in our asset mix played the greatest role in narrowing the net interest margin. The restructuring of our unsecured consumer loan portfolio and the subsequent reinvestment in lower-yielding investment securities reduced the margin in the first half of 1998. Additionally, we repurchased 40 million shares of First Union common stock at a cost of $2.4 billion primarily related to our purchase of The Money Store, which negatively affected the margin in the second quarter of 1998. The rest of the decline is primarily a result of substantial increases in the balance of securities available for sale and short-term investments in our trading portfolio. The average rate earned on earning assets was 7.89 percent in the first half of 1998 and 8.32 percent in the first half of 1997. The average rate paid on interest-bearing liabilities was 4.54 percent in the first half of 1998 and 4.32 percent in the first half of 1997. It should be noted that the margin is not our primary management focus or goal.
      We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the MARKET RISK MANAGEMENT section.

Noninterest Income
      We are developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, we have significantly broadened our product lines, particularly in the Capital Markets and Capital Management Groups, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 40 percent increase in noninterest income, excluding available for sale and investment securities transactions, to $2.9 billion in the first half of 1998 from $2.1 billion in the first half of 1997.

      Virtually all categories of noninterest income increased in the first half of 1998 from a year earlier. Fee income from Capital Management and Capital Markets activities made up more than one-half of noninterest income in the first half of 1998. These two groups are discussed further in the BUSINESS SEGMENTS section. Sundry income included $84 million of branch sale gains related to discretionary branch closings.

TRADING ACTIVITIES
      Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading account assets were $10 billion at June 30, 1998, compared with $6 billion at December 31, 1997.

Noninterest Expense
      Noninterest expense was $4.8 billion in the first half of 1998 compared with $3.5 billion in the first half of 1997. In the first half of 1998, noninterest expense included $983 million of merger-related and restructuring charges compared with $59 million in the first half of 1997. In addition to merger-related and restructuring charges, expenses in the first half of 1998 reflected revenue-driven incentive pay and higher staffing levels in Capital Markets; spending related to our Future Bank implementation; advertising expense related to our branding campaign; and ongoing expenses related to acquired entities. The operating overhead efficiency ratio was 56 percent, essentially flat with the first half of 1997.
      The $983 million of 1998 pre-tax merger-related and restructuring charges primarily related to severance and change in control obligations, fixed asset write-downs and vacant space accruals, accelerated disposition of owned real estate net, service contract terminations, professional fees and other miscellaneous items, none of which individually exceeded $65 million after tax. At June 30, 1998, $256 million of such charges had been paid and $351 million was related to noncash charges. Most of the remaining accrual of $376 million at June 30, 1998, is expected to be paid by the end of 1999. It is currently estimated that an additional $165 million in after-tax merger-related and restructuring charges related to CoreStates may be recorded by the end of 1998.
      Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $5.2 billion in other intangible assets at June 30, 1998, and $2.9 billion at December 31, 1997. The increase was primarily related to The Money Store acquisition. Costs related to environmental matters were not material.
      With respect to year 2000 readiness, we are actively engaged in modifying our own computer systems as well as working with our vendors, counterparties and customers to ascertain their progress toward year 2000 compliance. Our single system platform, as well as the fact that our Emerald deposit system and essentially all of our Capital Markets systems are already year 2000 compliant, has minimized the time and expense related to ensuring that all computer software and hardware is able to recognize the date change from December 31, 1999, to January 1, 2000. As a result of our progress to date, we have completed the modification on many of our critical systems. We expect to have virtually all of the systems and application modifications in place and tested by the end of 1998, allowing time in 1999 for any system refinements that may be needed and for overall integrated systems testing.
      We are assessing, monitoring and testing the progress of our vendors and counterparties to determine whether they will be able to successfully interact with First Union in the year 2000. In addition we are assessing the needs of our customers and the possible effects of their inability to become year 2000 compliant, and we are refining contingency plans for each business unit in the event our customers are not able to become year 2000 compliant. Our formal risk assessment of customers is incorporated into the underwriting, scheduled review and credit grading process.
      Including our acquisitions, First Union currently estimates that aggregate expenses for making its computer systems year 2000 compliant will be between $60 million and $65 million pretax.

BALANCE SHEET REVIEW

Securities Available For Sale
      The available for sale portfolio primarily consists of U.S. Treasury, U.S. Government agency, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $44 million in the first half of 1998 and $19 million in the first half of 1997.
      At June 30, 1998, we had securities available for sale with a market value of $37 billion compared with $24 billion at year-end 1997. The market value of securities available for sale was $518 million above amortized cost at June 30, 1998. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.
      The average rate earned on securities available for sale in the first half of 1998 was 6.64 percent compared with 6.88 percent in the first half of 1997. The average maturity of the portfolio was 6.06 years at June 30, 1998.

Investment Securities
      The investment securities portfolio primarily consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.2 billion at June 30, 1998, and $3.5 billion at December 31, 1997.
      The average rate earned on investment securities was 7.74 percent in the first half of 1998 and 7.92 percent in the first half of 1997. The average maturity of the portfolio was 5.11 years at June 30, 1998.

Loans
      The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.
      The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are generally used to finance fixed assets or acquisitions. Commercial real estate loans are typically used to finance the construction or purchase of commercial real estate.
      Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.
      Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.
      The loan portfolio at June 30, 1998, was composed of 55 percent in commercial loans and 45 percent in consumer loans, which did not represent a significant change from December 31, 1997.
      Net loans at June 30, 1998, were $137 billion compared with $132 billion at December 31, 1997. Average net loans were $132 billion in the first half of 1998 compared with $135 billion in the first half of 1997. The decrease primarily reflects loans that were securitized, sold or transferred to assets held for sale as part of our strategy of balance sheet management to maximize our return on investment. Commercial loan originations in the second quarter of 1998 were led by Capital Markets and commercial lenders in Florida. Consumer loan originations were strong in mortgages and home equity.
      At June 30, 1998, unused loan commitments related to commercial and consumer loans were $73 billion and $26 billion, respectively. Commercial and standby letters of credit were $16 billion at June 30, 1998. At June 30, 1998, loan participations sold to other lenders amounted to $2 billion. They were recorded as a reduction of gross loans.
      The average rate earned on loans was 8.57 percent in the first half of 1998 compared with 8.80 percent in the first half of 1997. The primary factor contributing to the decline was the restructuring of our unsecured consumer loan portfolio. This restructuring, in conjunction with a general downward trend in Treasury rates over this period, was only partially offset by an increase in the federal funds and the prime rates, and growth in high yielding leveraged leases.
      The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS
      Commercial real estate loans amounted to 9 percent of the total portfolio at June 30, 1998, and 12 percent at December 31, 1997. This portfolio included commercial real estate mortgage loans of $10 billion at June 30, 1998, and $13 billion at December 31, 1997.

ASSET SECURITIZATIONS
      Asset securitizations are utilized as the primary funding method for fixed and variable rate home equity loans and as an alternative funding method for SBA loans, student loans and certain other consumer loans. In a securitization transaction, a pool of loans is generally sold to a trust, which simultaneously sells interests in the underlying cash flows of the pool to third-party investors. In its securitization transactions, First Union typically receives cash proceeds, retains interest-only and residual certificates as an investment and retains the servicing rights to the loans.
      The interest-only and residual certificates retained are initially recorded at their allocated carrying value based on relative fair value. Fair value is determined by computing the present value of the estimated cash flows retained, using the dates that such cash flows are expected to be released to First Union, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment, delinquency, default and loss assumptions. The valuation also considers loan-related factors such as loan type, amount, date of origination, interest rate, term, underlying collateral value and geographic location.
      First Union maintains a disciplined valuation process whereby on a monthly basis a risk management committee reviews actual cash flows and the factors that affect the amounts and timing of the cash flows from each of the underlying static pools relative to the assumptions used in estimating fair value. Based on this analysis, assumptions are validated or revised as necessary, and the amounts and timing of cash flows are estimated and fair value is determined. Table 8 summarizes the activity-related changes in the balance sheet amounts for the interest-only and residual certificates, the related valuation estimates and the related collateral data.

ASSET QUALITY

Nonperforming Assets
      At June 30, 1998, nonperforming assets were $909 million, or 0.66 percent of net loans and foreclosed properties, compared with $991 million, or 0.75 percent, at December 31, 1997.

      Loans or properties of less than $5 million each made up 75 percent, or $685 million, of nonperforming assets at June 30, 1998. Of the rest:

  o Eight loans or properties between $5 million and $10 million each accounted for $54 million; and

  o Six loans or properties over $10 million each accounted for $170 million.

        Forty-nine percent of nonperforming assets were collateralized primarily by real estate at June 30, 1998 and at December 31, 1997.

Past Due Loans
        Accruing loans 90 days past due were $248 million at June 30 1998, compared with $326 million at December 31, 1997. Of the past dues at June 30, 1998, $28 million were commercial loans or commercial real estate loans and $220 million were consumer loans. At June 30, 1998, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.

Net Charge-Offs
      Net charge-offs amounted to $285 million in the first half of 1998 compared with $447 million in the first half of 1997, and in the second quarter of 1998, $156 million compared with $238 million in the second quarter of 1997 and $129 million in the first quarter of 1998.

Annualized net charge-offs were 0.43 percent of average net loans in the first half of 1998 compared with 0.67 percent in the first half of 1997.
      Net charge-offs declined significantly due primarily to the restructuring of the credit card portfolio, in which certain vintages that experienced higher charge-off rates have been sold. Our card solicitation marketing efforts are now focused on customers and prospects within our marketplace and nationally with whom it is our goal to build long-term, multi-product relationships. We continue to carefully monitor trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends, and we have taken steps we believe are appropriate where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

Provision and Allowance for Loan Losses
      The loan loss provision was $285 million in the first half of 1998 compared with $433 million in the first half of 1997. The allowance for loan losses was $1.9 billion at June 30, 1998, and $1.8 billion at December 31, 1997.
      We establish reserves based on various factors, including results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial loans and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for consumer loans are based principally on delinquencies and historical and projected loss rates.
      Impaired loans, which are included in nonaccrual loans, amounted to $499 million at June 30, 1998, compared with $485 million at December 31, 1997. A loan is considered to be impaired when, based on current information, we believe it is probable that we will not receive all amounts due in accordance with the contractual terms of the loan. Included in the allowance for loan losses at June 30, 1998, was $63 million related to $267 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first half of 1998 the average recorded investment in impaired loans was $417 million, and $13 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.

Geographic Exposure
      The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Our largest markets are: Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C. Substantially all of the $13 billion commercial real estate portfolio at June 30, 1998, was located in our East Coast banking region.

LIQUIDITY AND FUNDING SOURCES
      Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

      Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.
      Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities held for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $38 million at June 30, 1998.

Core Deposits
      Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $130 billion at June 30, 1998, compared with $127 billion at December 31, 1997.
      The portion of core deposits in higher-rate, other consumer time deposits was 29 percent at June 30, 1998, and at December 31, 1997. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.
      Average core deposit balances were $127 billion in the first half of 1998 and $125 billion in the first half of 1997. In the first half of 1998 and in the first half of 1997, average noninterest-bearing deposits were 24 percent and 21 percent, respectively, of average core deposits. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with the first half of 1997, while other consumer time deposits were lower. Deposits can be affected by numerous factors, including branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.

Purchased Funds
      Purchased funds at June 30, 1998, were $58 billion compared with $42 billion at year-end 1997, largely reflecting funding needs related to the increased securities available for sale portfolio. Average purchased funds in the first half of 1998 were $52 billion compared with $37 billion in the first half of 1997. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Cash Flows
      Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. This cash was available in the first half of 1998 to increase earning assets, to make discretionary investments and to reduce borrowings.

Long-Term Debt
      Long-term debt was 80 percent of stockholders' equity at June 30, 1998, and 77 percent at year-end 1997.
      Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $1.9 billion of senior or subordinated debt securities, common stock or preferred stock. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors. In April 1998, we issued an aggregate of $500 million of subordinated debt.

DEBT OBLIGATIONS
      We have $350 million in committed back-up lines of credit, $175 million of which expires in July 1999 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit. In the last six months of 1998, long-term debt of $1 billion will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Guaranteed Preferred Beneficial Interests
      At June 30, 1998, $1.7 billion of trust capital securities were outstanding. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes. Expenses of $72 million in the first half of 1998 related to the capital securities are included in sundry expense.

Stockholders' Equity
      The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.
      Total stockholders' equity was $17 billion at June 30, 1998, and $15 billion at December 31, 1997. Common shares outstanding amounted to 988 million at June 30, 1998, compared with 961 million at December 31, 1997. In the first six months of 1998, we repurchased 40 million shares of our common stock in the open market at a cost of $2.4 billion, substantially all of which was related to The Money Store acquisition.
      We paid $592 million in dividends to common stockholders in the first half of 1998 compared with $552 million in the first half of 1997. This represented an operating dividend payout ratio of 35 percent in the first half of 1998.
      At June 30, 1998, stockholders' equity included a $334 million unrealized after-tax gain related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.

SUBSIDIARY DIVIDENDS
      Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay.

Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, our subsidiaries had $642 million available for dividends at June 30, 1998, without prior regulatory approval. Our subsidiaries paid $426 million in dividends to the parent company in the first half of 1998. In addition, the consolidation of our bank in our northern region with our North Carolina-based bank resulted in a reduction of capital of $1 billion, which was paid to the parent company.

REGULATORY CAPITAL
      Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At June 30, 1998, the tier 1 and total capital ratios were 7.04 percent and 11.35 percent, respectively, compared with 8.43 percent and 13.02 percent at December 31, 1997.
      In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at June 30, 1998, was 6.01 percent and at December 31,1997, it was 7.09 percent.
      The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.
      Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.
      The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At June 30, 1998, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.

      The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards.


MARKET RISK MANAGEMENT

Interest Rate Risk Methodology
      Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
      The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.
      Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.
      We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits; and investment securities. In addition our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.
      We use two separate measures that each includes three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY
      Our July 1998 estimate for future short-term interest rates (our "most likely" scenario) reflects the federal funds rate remaining at its current level of 5.50 percent through March 1999, declining to 5.30 percent by December 1999 and remaining essentially flat at 5.30 percent through June 2000. Our "flat rate" scenario holds the federal funds rate at 5.50 percent through June 2000. Based on the July outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 2.2 percent. Our model indicates that earnings would benefit by 2.3 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario). Our model indicates that a 200 basis point rise in rates from our "most likely" scenario is less detrimental than the same rise from our "flat rate" scenario. Compared to our "most likely" scenario, earnings would increase by 2.8 percent over the policy measurement period if rates fall gradually by 200 basis points and would decrease by 1.8 percent if rates gradually rise by 200 basis points. The primary cause for the difference in sensitivity between using the "flat rate" scenario or "most likely" scenario as the baseline for our measurements results from assumptions about how the level and slope of the Treasury yield curve would be affected under the rising and falling rate scenarios.
      In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our July 1998 outlook, if interest rates in calendar year 1999 were 200 basis points lower than our "most likely" scenario, earnings would increase by 5.1 percent. If rates were 200 basis points higher than our "most likely" scenario in 1999, those earnings would be negatively impacted by 4.0 percent.
      While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT
      As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.
      Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.
      The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $655 million at June 30, 1998, compared with fair value appreciation of $566 million at December 31, 1997.
      The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. Such gains and losses at June 30, 1998, are not significant.
      Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.
      In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of June 30, 1998, the total credit risk in excess of thresholds was $376 million. The fair value of collateral held approximated the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

TRADING RISK MANAGEMENT
      Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk limits and an active, independent monitoring process.

      We use the value-at-risk methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of correlation among the various trading instruments to determine how much risk is eliminated by "offsetting" positions. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from the most recent 260 business days. The total value-at-risk amount at June 30, 1998, was $9 million. Value-at-risk amounts related to interest rate risk and currency risk at June 30, 1998, were $9 million and $1 million, respectively.


ACCOUNTING AND REGULATORY MATTERS
      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivatives and hedging activities. It requires that all derivatives be included as assets or liabilities in the balance sheet and that such instruments be carried at fair market value through adjustments to either other comprehensive income or current earnings or both, as appropriate. The corporation is in the process of assessing the impact of this Standard. The Standard is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 1999.
      Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about changes in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.
      Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and assessing performance. Information such as segment earnings, certain revenue and expense items and certain segment assets are required to be presented, and such amounts are required to be reconciled to the company's financial statements. Certain information related to this Standard is included in the BUSINESS SEGMENTS section and in the BUSINESS SEGMENTS table. The corporation will assess the current methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.
      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is defined as the change in equity transactions with nonowners. It includes net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for periods beginning after December 15, 1997, including interim periods. The CHANGES IN STOCKHOLDERS' EQUITY table provides information related to this Standard.
      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.
      The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.
      Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
      Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE AND BALANCE SHEET DATA

---------------------------------------------------------------------------------------------------------------------------
                                                            TWELVE
                                                            MONTHS                     1998                            1997
                                                             ENDED      -------------------   -----------------------------
                                                           JUNE 30,     SECOND       FIRST    FOURTH      THIRD     SECOND
(IN MILLIONS, EXCEPT PER SHARE DATA)                          1998      QUARTER     QUARTER   QUARTER    QUARTER    QUARTER
---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income .......................................   $ 14,627       3,727      3,602      3,635       3,663      3,621
---------------------------------------------------------------------------------------------------------------------------

Interest income (a) ...................................   $ 14,732       3,755      3,630      3,664       3,683      3,648
Interest expense ......................................      6,960       1,880      1,742      1,681       1,657      1,613
===========================================================================================================================
Net interest income (a) ...............................      7,772       1,875      1,888      1,983       2,026      2,035
Provision for loan losses .............................        955         150        135        445         225        228
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)      6,817       1,725      1,753      1,538       1,801      1,807
Securities available for sale transactions ............         77          21         23         18          15         10
Investment security transactions ......................          6           4       --         --             2          1
Noninterest income ....................................      5,098       1,532      1,354      1,147       1,065      1,030
Merger-related and restructuring charges (b) ..........      1,208         954         29        225        --           59
Noninterest expense ...................................      7,441       1,923      1,866      1,941       1,711      1,712
===========================================================================================================================
Income before income taxes (a) ........................      3,349         405      1,235        537       1,172      1,077
Income taxes ..........................................        881         128        417        (68)        404        368
Tax-equivalent adjustment .............................        105          28         28         29          20         27
===========================================================================================================================
Net income ............................................   $  2,363         249        790        576         748        682
===========================================================================================================================
PER SHARE DATA
Basic .................................................   $   2.49        0.27       0.82       0.61        0.79       0.72
Diluted ...............................................       2.45        0.26       0.81       0.60        0.78       0.70
Cash dividends ........................................   $   1.38        0.37       0.37       0.32        0.32       0.29
Average shares - Basic (IN THOUSANDS) .................       --       949,750    965,120    960,596     946,354    953,612
Average shares - Diluted (IN THOUSANDS) ...............       --       962,160    977,155    972,051     959,013    964,518
Average stockholders' equity (c)
  Quarter-to-date .....................................   $   --        14,607     15,455     14,806      14,575     14,111
  Year-to-date ........................................       --        15,029     15,455     14,365      14,010     14,077
Common stock price
  High ................................................         63          63     58 1/4     52 7/8    50 11/16     47 7/8
  Low .................................................     45 7/8      55 1/4    47 1/16   46 15/16      45 7/8     39 1/8
  Period-end ..........................................    $58 1/4      58 1/4   56 13/16     51 1/4     50 1/16     46 1/4
    To earnings ratio (d) .............................     23.78X       23.78      19.66      18.30       17.26      17.00
    To book value .....................................        348%        348        348        321         325        312
Book value ............................................      16.72       16.72      16.31      15.95       15.40      14.82
BALANCE SHEET DATA
Assets ................................................    228,996     228,996    219,944    205,735     202,766    201,642
Long-term debt ........................................   $ 13,250      13,250     12,003     11,752      11,209     10,559
===========================================================================================================================

(a)   Tax-equivalent.

(b) Merger-related and restructuring charges amounted to $634 million after tax in the second quarter of 1998, $19 million after tax in the first quarter of 1998, $167 million after tax in the fourth quarter of 1997 and $37 million after tax in the second quarter of 1997.

(c) Quarter-to-date and year-to-date average stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.

(d)   Based on diluted earnings per share.

Table 2
BUSINESS SEGMENTS

-------------------------------------------------------------------------------------------------------------------------------
                                                                                               Three Months Ended June 30, 1998
                                      -----------------------------------------------------------------------------------------
                                                                             First
                                                              First          Union                          Retail
                                                              Union           Home            Card          Branch
(In millions)                                              Mortgage         Equity        Products        Products        Total
-------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                $                           27             31              78             749          885
  Provision for loan losses                                       -              2              48              44           94
  Noninterest income                                            121              7              93             247          468
  Noninterest expense                                           106             21              89             541          757
  Income tax expense                                             13              5              12             143          173
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $                           29             10              22             268          329
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                  71.39%         42.02           24.15           40.65        40.30
  Average loans, net                 $                        2,321          4,326           3,424          45,562       55,633
  Average deposits                                            1,429                             29          77,763       79,221
  Average attributed stockholders'
    equity                           $                          159             99             374           2,642        3,274
===============================================================================================================================
                                                                                            Retail
                                                            Private                    Brokerage &        Internal
                                                Mutual       Client            CAP       Insurance            Mgt.
(In millions)                         Trust      Funds      Banking        Account        Services     Elimination        Total
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                $   15         (1)          41             42              16               -          113
  Provision for loan losses               -          -            2                              -               -            2
  Noninterest income                    154        103            3             18             190             (23)         445
  Noninterest expense                   109         56           19             35             172               -          391
  Income tax expense                     21         16            8              8              11              (8)          56
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $   39         30           15             17              23             (15)         109
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)          76.44%     72.58        33.80          51.00           33.65               -        48.53
  Average loans, net                 $  100          -        3,145                          1,126               -        4,371
  Average deposits                    2,188          -        2,689         11,172               -               -       16,049
  Average attributed stockholders'
    equity                           $  207         89          183            128             275               -          882
===============================================================================================================================
                                                 Small                        Real
                                              Business         Cash         Estate                         Deposit
(In millions)                                  Banking         Mgt.        Banking         Lending        Products        Total
COMMERCIAL BANK
-------------------------------------------------------------------------------------------------------------------------------
Income statement data
  Net interest income                $              22           13             60             132             254          481
  Provision for loan losses                          1            -              1              22               -           24
  Noninterest income                                 -           97                              -              30          127
  Noninterest expense                               10           74             20              90             130          324
  Income tax expense                                 4           13             14               5              54           90
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $               7           23             25              15             100          170
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                     17.57%       80.24          14.63            3.66           71.71        20.99
  Average loans, net                 $           2,551            -          9,513          25,171               -       37,235
  Average deposits                                   -            -                              -          24,589       24,589
  Average attributed stockholders'
    equity                           $             170          119            673           1,746             553        3,261
===============================================================================================================================
                                  (Continued)

                                      T-2

Table 2
BUSINESS SEGMENTS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               Three Months Ended June 30, 1998
                                      -----------------------------------------------------------------------------------------
                                                               Real                                     Commercial
                                            Investment       Estate           Risk     Traditional         Leasing
(In millions)                                  Banking      Finance           Mgt.         Banking          & Rail        Total
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                $              43            9             (2)            192              37          279
  Provision for loan losses                          5            1                             16               3           25
  Noninterest income                               202           46             46              57              44          395
  Noninterest expense                              152           35             28             130              28          373
  Income tax expense                                30            6              5              36              17           94
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $              58           13             11              67              33          182
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                     32.46%       27.21          47.36           12.20          140.93        22.02
  Average loans, net                 $           2,469        2,272              -          23,284           3,974       31,999
  Average deposits                               2,386          141            178           8,078              21       10,804
  Average attributed stockholders'
    equity                           $             716          190             86           2,224              94        3,310
===============================================================================================================================
                                              Consumer      Capital     Commercial         Capital       Treasury/
(In millions)                                     Bank         Mgt.           Bank         Markets         Nonbank        Total
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                $             885          113            481             279              89        1,847
  Provision for loan losses                         94            2             24              25               5          150
  Noninterest income                               468          445            127             395             122        1,557
  Noninterest expense                              757          391            324             373           1,032        2,877
  Income tax expense                               173           56             90              94            (285)         128
-------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges            $             329          109            170             182            (541)         249
  After-tax merger-related and
    restructuring charges                            -                                           -             634          634
-------------------------------------------------------------------------------------------------------------------------------
  Net incomes before
    merger-related and
    restructuring charges            $             329          109            170             182              93          883
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                     40.30%       48.53          20.99           22.02            9.14        23.91
  Average loans, net                 $          55,633        4,371         37,235          31,999           2,908      132,146
  Average deposits                              79,221       16,049         24,589          10,804           6,378      137,041
  Average attributed stockholders'
    equity                           $           3,274          882          3,261           3,310           4,079       14,806
===============================================================================================================================

(a) Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the Internal Management Elimination.

                                  (Continued)

                                      T-3

Table 2
BUSINESS SEGMENTS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               Three Months Ended June 30, 1997
                                      -----------------------------------------------------------------------------------------
                                                                             First
                                                              First          Union                          Retail
                                                              Union           Home            Card          Branch
(In millions)                                              Mortgage         Equity        Products        Products        Total
-------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                $                           13             30             165             826        1,034
  Provision for loan losses                                       2              2             137              53          194
  Noninterest income                                             75             10              75             189          349
  Noninterest expense                                            70             17             107             573          767
  Income tax expense                                              6              8              (1)            142          155
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $                           10             13              (3)            247          267
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                  41.54%         63.74           (1.46)          36.32        30.71
  Average loans, net                 $                        1,135          3,918           6,872          50,313       62,238
  Average deposits                                              844              1              14          79,660       80,519
  Average attributed stockholders'
    equity                           $                          100             87             599           2,729        3,515
===============================================================================================================================
                                                                                            Retail
                                                            Private                    Brokerage &        Internal
                                                Mutual       Client            CAP       Insurance            Mgt.
(In millions)                         Trust      Funds      Banking        Account        Services     Elimination        Total
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                $   15          1           36             36               4               -           92
  Provision for loan losses               -           -           -                              -               -            -
  Noninterest income                    136         63            3             13              71             (10)         276
  Noninterest expense                   104         41           19             26              63             -            253
  Income tax expense                     17          8            7              9               4              (4)          41
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $   30         15           13             14               8              (6)          74
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)          57.63%     47.56        27.37          52.86           28.29               -        42.94
  Average loans, net                 $   85          -        2,908                            234               -        3,227
  Average deposits                    2,300          -        2,182         10,424               -               -       14,906
  Average attributed stockholders'
    equity                           $  202         66          187            113             101               -          669
===============================================================================================================================
                                                 Small                        Real
                                              Business         Cash         Estate                         Deposit
(In millions)                                  Banking         Mgt.        Banking         Lending        Products        Total
-------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                $              19           10             66             167             240          502
  Provision for loan losses                          -            -                             20               -           20
  Noninterest income                                 -           86                              -              32          118
  Noninterest expense                               10           73             20             101             136          340
  Income tax expense                                 3            8             17              17              49           94
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $               6           15             29              29              87          166
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                     15.62%       49.65          16.07            6.21           66.38        19.60
  Average loans, net                 $           2,228            -         10,467          26,139             -         38,834
  Average deposits                                   -            -                              -          24,139       24,139
  Average attributed stockholders'
    equity                           $             146          116            730           1,855             524        3,371
===============================================================================================================================
                                  (Continued)

                                      T-4

Table 2
BUSINESS SEGMENTS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               Three Months Ended June 30, 1997
                                      -----------------------------------------------------------------------------------------
                                                               Real                                     Commercial
                                            Investment       Estate           Risk     Traditional         Leasing
(In millions)                                  Banking      Finance           Mgt.         Banking          & Rail        Total
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                $              40            8              2             183              21          254
  Provision for loan losses                          -           (1)             -               7               1            7
  Noninterest income                                49           76             27              58              52          262
  Noninterest expense                               56           23             15              97              45          236
  Income tax expense                                11           22              5              50              11           99
-------------------------------------------------------------------------------------------------------------------------------
  Net income                         $              22           40              9              83              16          174
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                     19.87%      134.01          71.87           19.96           52.21        27.81
  Average loans, net                 $           2,768        1,090              -          19,536           3,755       27,149
  Average deposits                               1,420           47            120           5,495              22        7,104
  Average attributed stockholders'
    equity                           $             442          115             48           1,751             118        2,474
===============================================================================================================================
                                              Consumer      Capital     Commercial         Capital       Treasury/
(In millions)                                     Bank         Mgt.           Bank         Markets         Nonbank        Total
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                $           1,034           92            502             254             126        2,008
  Provision for loan losses                        194            -             20               7               7          228
  Noninterest income                               349          276            118             262              36        1,041
  Noninterest expense                              767          253            340             236             175        1,771
  Income tax expense                               155           41             94              99             (21)         368
-------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges            $             267           74            166             174               1          682
  After-tax merger-related and
    restructuring charges                            -                                           -              37           37
  Net incomes before
    merger-related and
    restructuring charges            $             267           74            166             174              38          719
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                     30.71%       42.94          19.60           27.81            0.10        20.42
  Average loans, net                 $          62,238        3,227         38,834          27,149           3,830      135,278
  Average deposits                              80,519       14,906         24,139           7,104           6,796      133,464
  Average attributed stockholders'
    equity                           $           3,515          669          3,371           2,474           4,088       14,117
===============================================================================================================================
(a)  Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in
     Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the Internal Management Elimination.

TABLE 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS

----------------------------------------------------------------------------------------------------------------------
                                           Six Months Ended
                                                   June 30,                    1998                                1997
                                           ----------------       -----------------      ------------------------------
                                                                   Second     First       Fourth       Third     Second
                                             1998      1997       Quarter   Quarter      Quarter     Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity             14.02 X    13.65         14.71     13.37        13.32       13.72      13.99
                  X
Return on assets                            0.97 %     1.44          0.46      1.52         1.14        1.50       1.39
----------------------------------------------------------------------------------------------------------------------
Return on stockholders' equity (b)         13.94 %    19.84          6.83     20.74        15.44       20.36      19.37
                  X
Earnings retained                          43.02 %    60.15        (42.31)    56.75        47.43       61.71      59.91
-----------------------------------------------------------------------------------------------------------------------
Internal capital growth (b)                 6.00 %    11.93         (2.89)    11.77         7.32       12.56      11.61
=======================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings                         35.00 %    38.81         40.22     42.26        40.77       38.29      38.02
Net income                                 56.98 %    39.85        142.31     43.25        52.57       38.29      40.09
=======================================================================================================================
SELECTED RATIOS ON
Operating earnings
  Return on assets                          1.59 %     1.48          1.62      1.56         1.47        1.50       1.47
  Return on stockholders' equity (b)       22.55      20.36         23.91     21.22        19.82       20.31      20.42
Net income
  Return on stockholders' equity (b)       13.94 %    19.84          6.83     20.74        15.44       20.36      19.37
=======================================================================================================================

(a)  Based on average balances.

(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.

Table 4
SELECTED QUARTERLY DATA
-----------------------------------------------------------------------------
                                                1998                     1997
                                   -----------------  -----------------------

                                     Second    First  Fourth    Third  Second
(Dollars in millions)                Quarter  Quarter Quarter  Quarter Quarter
-----------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                     $ 2,065     1,805  1,450     1,220  1,194
    Wholesale                        1,949     2,175  1,393       981    691
-----------------------------------------------------------------------------
        Total                      $ 4,014     3,980  2,843     2,201  1,885
=============================================================================
  VOLUME OF RESIDENTIAL
    LOANS SERVICED                 $ 64,591   64,218  64,231   64,322  63,625
=============================================================================
FIRST UNION CORPORATION
  OTHER DATA
  ATMs                               3,613     3,631  3,701     3,645  3,565
  Employees                          72,159   69,416  65,943   66,355  67,076
=============================================================================
(a)  Includes originations of affiliated banks.

Table 5
SECURITIES AVAILABLE FOR SALE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       June 30, 1998
                                ----------------------------------------------------------------------------------------------------
                                                                                             Gross Unrealized                Average
                                   1 Year           1-5         5-10    After 10             ----------------   Amortized   Maturity
(In millions)                     or Less         Years        Years       Years     Total    Gains   Losses         Cost   in Years
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                   $     230           802        3,450         280     4,762     (144)       5        4,623       8.58
U.S. Government agencies              289         5,762       15,793           4    21,848     (293)       2       21,557       5.80
CMOs                                   87         4,051        1,399         161     5,698      (36)      10        5,672       5.17
State, county and municipal            10             4           21          70       105       -        -           105      15.34
Other                                 115         2,814          295       1,161     4,385      (73)      11        4,323       5.47
------------------------------------------------------------------------------------------------------------------------------------
        Total                   $     731        13,433       20,958       1,676    36,798     (546)      28       36,280       6.06
====================================================================================================================================
MARKET VALUE
Debt securities                 $     724        13,433       20,958         787    35,902     (528)      28       35,402
Sundry securities                       7            -            -          889       896      (18)      -           878
-------------------------------------------------------------------------------------------------------------------------
        Total                   $     731        13,433       20,958       1,676    36,798     (546)      28       36,280
=========================================================================================================================
AMORTIZED COST
Debt securities                 $     723        13,261       20,652         766    35,402
Sundry securities                       7            -            -          871       878
------------------------------------------------------------------------------------------
        Total                   $     730        13,261       20,652       1,637    36,280
==========================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                      6.10 %        6.13         6.10        6.64      6.14
  U.S. Government agencies           5.78          6.97         7.08        6.66      7.04
  CMOs                               6.92          6.89         6.22        7.87      6.75
  State, county and municipal        7.86          7.14         7.07        6.98      7.08
  Other                              5.90          5.13         8.74        5.05      7.48
  Consolidated                       6.06 %        6.51         6.89        5.66      6.54
------------------------------------------------------------------------------------------

     Included in "U.S. Government agencies" and "Other" at June 30, 1998, are $2.9 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At June 30, 1998, these securities had a weighted average maturity of
3.73 years and a weighted average yield of 5.13 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.54 percent based on a weighted average funding cost differential of (1.41) percent.

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1998. Average maturity in years excludes preferred and common stocks and money market funds.

     Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut.

     There were forward commitments to purchase securities at a cost of $40 million that had a market value of $40 million at June 30, 1998. Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 1998, were $50 million and $17 million, respectively, and there was an $11 million gain related to sundry securities.

Table 6
INVESTMENT SECURITIES

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       June 30, 1998
                                ----------------------------------------------------------------------------------------------------
                                                                                         Gross Unrealized                   Average
                                  1 Year       1-5      5-10    After 10                 ----------------      Market      Maturity
(In millions)                    or Less     Years     Years        Years        Total   Gains     Losses       Value      in Years
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                   $     -         -         -             1            1      -          -            1         10.24
U.S. Government agencies              -        884       141            1        1,026      24         (2)      1,048          4.12
CMOs                                  31       248        -            -           279       6         -          285          1.68
State, county and municipal           59       238       214          319          830     108         -          938          7.62
Other                                 35        26         7           25           93       1         (1)         93          3.94
------------------------------------------------------------------------------------------------------------------------------------
        Total                   $    125     1,396       362          346        2,229     139         (3)      2,365          5.11
====================================================================================================================================
CARRYING VALUE
Debt securities                 $    125     1,396       362          346        2,229     139         (3)      2,365
Sundry securities                     -         -         -            -            -       -          -           -
---------------------------------------------------------------------------------------------------------------------
        Total                   $    125     1,396       362          346        2,229     139         (3)      2,365
=====================================================================================================================
MARKET VALUE
Debt securities                 $    125     1,434       398          408        2,365
Sundry securities                     -         -     -                -            -
--------------------------------------------------------------------------------------
        Total                   $    125     1,434       398          408        2,365
======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                       -  %      -         -          5.05         5.05
  U.S. Government agencies            -       7.09      6.74        10.72         7.05
  CMOs                              7.55      7.88        -            -          7.84
  State, county and municipal       9.46      9.83     11.10        11.38        10.73
  Other                             7.42      7.40      7.08         7.75         7.48
  Consolidated                      8.42 %    7.70      9.33        11.10         8.54
======================================================================================

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1998.

     Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut.

     There were no commitments to purchase or sell investment securities at June 30, 1998. Gross gains realized on repurchase agreement underdeliveries and calls of investment securities for the six months ended June 30, 1998, were $4 million.

Table 7
LOANS

--------------------------------------------------------------------------------------------
                                                       1998                             1997
                                         ------------------    -----------------------------

                                         Second      First     Fourth      Third     Second
(In millions)                            Quarter    Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural $ 50,972     49,060     46,117     45,007     44,440
Real estate - construction and other      3,033      2,957      3,037      3,156      3,284
Real estate - mortgage                    9,718     10,223     13,160     13,228     13,604
Lease financing                           9,155      8,413      8,610      8,307      8,182
Foreign                                   4,365      3,843      3,885      3,278      3,441
--------------------------------------------------------------------------------------------
        Total commercial                 77,243     74,496     74,809     72,976     72,951
============================================================================================
RETAIL
Real estate - mortgage                   26,221     27,997     28,998     30,131     30,721
Installment loans - Bankcard (a)          4,043      3,842      3,914      6,824      7,164
Installment loans - other                27,982     25,448     22,271     24,589     24,564
Vehicle leasing                           5,692      5,490      5,331      4,971      4,834
--------------------------------------------------------------------------------------------
        Total retail                     63,938     62,777     60,514     66,515     67,283
============================================================================================
        Total loans                     141,181    137,273    135,323    139,491    140,234
Unearned income                           3,791      3,459      3,636      3,525      3,558
--------------------------------------------------------------------------------------------
        Loans, net                    $ 137,390    133,814    131,687    135,966    136,676
============================================================================================

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

Table 8
INTEREST-ONLY AND RESIDUAL CERTIFICATES

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    June 30, 1998
                                  -----------------------------------------------------------------------------------------------
                                                                                                                             Home
                                                                                                                           Equity
                                                         Home                                             Credit         Lines of
(In millions)                                          Equity         SBA      Student         Auto         Card           Credit
---------------------------------------------------------------------------------------------------------------------------------
ACTIVITY
Balance, March 31, 1998           $                       171           -           19           32          49                14
Originated residual interests                               2           -                         -           32                2
Purchased residual interests                              897         185           52            -            -                -
Net accretion (amortization)                               (8)          -                        (3)         (33)              (2)
Net gain (loss)                                            (4)          -            3           (2)          -                 -
---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998            $                     1,058         185           74           27           48               14
=================================================================================================================================
                                                                                                                             Home
                                                  Home Equity                                                              Equity
                                        Fixed        Variable                                             Credit         Lines of
                                         Rate            Rate         SBA      Student         Auto         Card           Credit
---------------------------------------------------------------------------------------------------------------------------------
VALUATION ESTIMATES
Discount rate                           11.00 %         11.00       11.00        10.10        11.60        10.34            11.00
Prepayment rate                     CPR-27.00 %     CPR-43.00    CPR-9.50     CPR-7.00     ABS-1.40     9 Months         CPR-3.95
Weighted average cumulative
   net loss assumption                    410 bps         520         900           11          249          383              270
Weighted average coupon rate            11.20 %         10.60       10.62         8.11        10.29        18.93             9.47
Excess annual spread                      400 bps         330         368          125          350          570              247
=================================================================================================================================
                                                                                                                             Home
                                                  Home Equity                                                              Equity
                                        Fixed        Variable                                             Credit         Lines of
(Dollars in millions)                    Rate            Rate         SBA      Student         Auto         Card           Credit
---------------------------------------------------------------------------------------------------------------------------------
COLLATERAL DATA
Securitized principal serviced    $     9,194           3,054         770        2,336        1,029        2,028              284
Contractual delinquency ratios
  30 - 59 days                           1.91 %          2.62        1.10         2.34         2.22        11.40             0.20
  60 - 89 days                           0.98            1.17        0.40         1.26         0.70         1.64             0.13
  90 + days                              2.43            2.27        2.52         2.25         0.68         2.27             0.19
Defaults
  Foreclosures in process                2.24            3.88        0.81          n/a          n/a          n/a                -
  Real estate owned                      0.71 %          1.03        0.36          n/a          n/a          n/a                -
=================================================================================================================================

Table 9
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

---------------------------------------------------------------------------------------------------------------
                                                                         1998                              1997
                                                        ---------------------     -----------------------------

                                                          Second        First     Fourth       Third     Second
(In millions)                                            Quarter      Quarter    Quarter     Quarter    Quarter
---------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of quarter                           $  1,863        1,847      2,175       2,181      2,191
Provision for loan losses                                    150          135        445         225        228
Allowance relating to loans acquired, transferred to
 accelerated disposition or sold                              13           10       (579)          -          -
Loan losses, net                                            (156)        (129)      (194)       (231)      (238)
---------------------------------------------------------------------------------------------------------------
Balance, end of quarter                                 $  1,870        1,863      1,847       2,175      2,181
===============================================================================================================
(as a % of loans, net)                                      1.36%        1.39       1.40        1.60       1.60
===============================================================================================================
(as a % of nonaccrual and restructured loans)                235%         210        211         247        242
===============================================================================================================
(as a % of nonperforming assets)                             206%         186        186         218        213
===============================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                  $     63           37         70          37         39
Real estate - commercial construction and mortgage             2            9         11          12         12
Real estate - residential mortgage                             6           11         15           9         18
Installment loans - Bankcard                                  67           56         90         144        145
Installment loans - other and Vehicle leasing                 52           67         64          75         75
---------------------------------------------------------------------------------------------------------------
        Total                                                190          180        250         277        289
---------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                         7           24         26          13         15
Real estate - commercial construction and mortgage             -            5          7           5          7
Real estate - residential mortgage                             -            1          2           3          3
Installment loans - Bankcard                                   4            4          7          11          9
Installment loans - other and Vehicle leasing                 23           17         14          14         17
---------------------------------------------------------------------------------------------------------------
        Total                                                 34           51         56          46         51
---------------------------------------------------------------------------------------------------------------
        Loan losses, net                                $    156          129        194         231        238
===============================================================================================================
(as % of average loans, net) (a)                            0.47%        0.39       0.58        0.68       0.71
===============================================================================================================
(as % of average loans, net, excluding Bankcard) (a)        0.29%        0.24       0.35        0.30       0.32
===============================================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                      $    368          410        384         346        366
  Commercial real estate loans                               141          130        135         158        175
  Consumer real estate loans                                 190          234        233         233        224
  Installment loans                                           94          114        124         143        136
---------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                               793          888        876         880        901
Restructured loans                                             1            1          2           1          2
Foreclosed properties                                        115          114        113         119        120
---------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                      $    909        1,003        991       1,000      1,023
===============================================================================================================
(as % of loans, net and foreclosed properties)              0.66%        0.75       0.75        0.73       0.75
===============================================================================================================
Accruing loans past due 90 days                         $    248          328        326         416        428
===============================================================================================================

(a) Annualized.

Table 10
INTANGIBLE ASSETS

---------------------------------------------------------------------------------------

                                                       1998                       1997
                                          ------------------ --------------------------

                                           Second     First   Fourth    Third   Second
(In millions)                             Quarter   Quarter  Quarter  Quarter  Quarter
---------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS     $     511       444      427      384      370
=======================================================================================
CREDIT CARD PREMIUM                     $      19        21       24       26       29
=======================================================================================
OTHER INTANGIBLE ASSETS
Goodwill                                $   4,743     2,484    2,465    2,502    2,545
Deposit base premium                          421       442      473      512      546
Other                                           5         5       10       12       11
---------------------------------------------------------------------------------------
        Total                           $   5,169     2,931    2,948    3,026    3,102
=======================================================================================

Table 11
FORECLOSED PROPERTIES

---------------------------------------------------------------------------------------

                                                     1998                         1997
                                        ------------------ ----------------------------

                                         Second     First    Fourth     Third   Second
(In millions)                           Quarter   Quarter   Quarter   Quarter  Quarter
---------------------------------------------------------------------------------------
Foreclosed properties                  $    129       129       129       135      137
---------------------------------------------------------------------------------------
Allowance for foreclosed properties,
  beginning of quarter                       15        16        16        17       17
Provision for foreclosed properties          (1)        -         1         -        1
Dispositions, net                             -        (1)       (1)       (1)      (1)
---------------------------------------------------------------------------------------
Allowance for foreclosed properties,
  end of quarter                             14        15        16        16       17
---------------------------------------------------------------------------------------
Foreclosed properties, net             $    115       114       113       119      120
=======================================================================================

Table 12
DEPOSITS
--------------------------------------------------------------------------------
                                               1998                         1997
                                -------------------- ---------------------------

                                   Second     First    Fourth    Third    Second
(In millions)                     Quarter   Quarter   Quarter  Quarter   Quarter
--------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing           $    33,169    32,184    31,005   29,676    30,374
Savings and NOW accounts           33,938    35,104    37,281   36,432    36,603
Money market accounts              24,520    23,875    21,240   20,383    20,227
Other consumer time                38,053    37,930    37,324   38,806    40,017
--------------------------------------------------------------------------------
        Total core deposits       129,680   129,093   126,850  125,297   127,221
Foreign                             2,881     2,083     3,928    2,147     3,295
Other time                          6,037     6,759     6,299    5,700     4,686
--------------------------------------------------------------------------------
        Total deposits        $   138,598   137,935   137,077  133,144   135,202
================================================================================

Table 13
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
----------------------------------------------------------------------
                                                         June 30, 1998
                                                  --------------------
                                                     Time        Other
(In millions)                                Certificates         Time
----------------------------------------------------------------------
MATURITY OF
3 months or less                               $    6,230            -
Over 3 months through 6 months                      1,987            -
Over 6 months through 12 months                     2,975            -
Over 12 months                                      2,681            -
----------------------------------------------------------------------
        Total                                  $   13,873            -
======================================================================

Table 14
LONG-TERM DEBT

----------------------------------------------------------------------------------------------------------------------------
                                                                                        1998                            1997
                                                                       ---------------------- ------------------------------

                                                                          Second       First     Fourth      Third    Second
(In millions)                                                            Quarter     Quarter    Quarter    Quarter   Quarter
----------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
  7-1/2% debentures                                                  $         -           -          -          -        16
  Notes
    Floating rate extendible, due June 15, 2005                               10          10         10         10        10
    6.60%, due June 15, 2000                                                 249         249        249        249       249
    Floating rate                                                              -           -        300        300       300
    6-3/4%                                                                     -           -        250        250       250
  Subordinated notes
    6.30%, due April 15, 2028                                                200           -          -          -         -
    7.18%, due April 15, 2011                                                 59          59         59         59        59
    8%, due August 15, 2009                                                  149         149        149        149       149
    6-3/8%, due January 15, 2009                                             148         148        148        148       148
    6%, due October 30, 2008                                                 198         198        198        198       198
    6.4%, due April 1, 2008                                                  297           -          -          -         -
    7-1/2%, due  July 15, 2006                                               298         298        298        298       298
    7%, due March 15, 2006                                                   199         199        199        199       198
    6-7/8%, due September 15, 2005                                           249         249        249        249       249
    7.05%, due August 1, 2005                                                248         248        248        248       248
    6-5/8%, due July 15, 2005                                                249         249        249        248       248
    8.77%, due November 15, 2004                                             149         149        149        149       149
    Floating rate, due July 22, 2003                                         149         149        149        149       149
    7-1/4%, due February 15, 2003                                            149         149        149        149       149
    8%, due November 15, 2002                                                224         224        224        224       224
    8-1/8%, due June 24, 2002                                                249         249        249        249       249
    9.45%, due August 15, 2001                                               149         149        149        149       148
    Fixed rate medium-term, varying rates and terms
      to June 5, 2001                                                         37          54         54         54        54
    9.45%, due June 15, 1999                                                 250         249        249        249       249
  Subordinated debentures
    6.55%, due October 15, 2035                                              249         249        249        249       249
    7-1/2%, due April 15, 2035                                               247         247        246        246       246
    6.824%/7.574%, due August 1, 2026                                        298         298        298        298       298
----------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes issued by the Parent Company            4,703       4,222      4,771      4,770     4,784
============================================================================================================================

                                  (Continued)

Table 14
LONG-TERM DEBT

-----------------------------------------------------------------------------------------------------------------------------
                                                                                  1998                                   1997
                                                                 ---------------------      ---------------------------------
                                                                  Second         First       Fourth         Third      Second
(In millions)                                                    Quarter       Quarter      Quarter       Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  9-3/4%, due September 1, 2003                                      118           119          120           121         122
  Variable rate medium-term, varying rates and terms
   to November 5, 2001                                             1,309         1,550        1,640         1,615       1,542
  Varying rates and terms to January 26, 2004                         82           161           62            59          57
  Floating rate                                                        -           500          500             -           -
  Senior notes from acquired companies, varying
   rate and terms to April 15, 2004                                1,059           150          150           150         150
Subordinated notes
  Bank, varying rates and terms to December 15,  2036              2,367         1,611        1,205           973         875
  7.95%, due December 1, 2007                                        100             -            -             -           -
  6-3/4%, due November 15, 2006                                      200           198          199           199         199
  6-5/8%, due March 15, 2005                                         175           174          174           174         174
  5-7/8%, due October 15, 2003                                       200           200          200           200         200
  6.80%, due June 15, 2003                                           149           149          149           149         149
  9-3/8%, due April 15, 2003                                         100           100          100           100         100
  6-5/8%, due March 15, 2003                                         150           149          149           149         149
  7.30%, due December 1, 2002                                        150             -            -             -           -
  7-7/8%, due July 15, 2002                                          100           100          100           100         100
  9-5/8%, due February 15, 2001                                      150           150          150           150         150
  9-5/8%, due August 15, 1999                                        150           150          150           150         150
  9-5/8%, due June 1, 1999                                           100           100          100           100         100
  Floating rate                                                        -           100          100           100         100
Subordinated capital notes
  9-5/8%, due June 15, 1999                                           75            75           75            75          75
  9-7/8%, due May 15, 1999                                            75            75           75            75          75
  8-1/2%                                                               -             -          149           149         149
10-1/2% collateralized mortgage obligations                            -             -            -            31          33
-----------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                 6,809         5,811        5,547         4,819       4,649
-----------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Advances from the Federal Home Loan Bank                           1,685         1,928        1,385         1,570         880
Mortgage notes and other debt                                         10            10           16            17         213
Capitalized leases                                                    43            32           33            33          33
------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                           1,738         1,970        1,434         1,620       1,126
-----------------------------------------------------------------------------------------------------------------------------
        Total                                             $       13,250        12,003       11,752        11,209      10,559
=============================================================================================================================

Table 15
CHANGES IN STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------
                                                      Twelve
                                                      Months                 1998                         1997
                                                       Ended    ------------------   --------------------------
                                                    June 30,     Second      First   Fourth    Third    Second
(In millions)                                           1998    Quarter    Quarter  Quarter  Quarter   Quarter
---------------------------------------------------------------------------------------------------------------
Balance, beginning of period                         $14,094     15,806     15,269   14,823   14,094    13,843
---------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                           2,363        249        790      576      748       682
  Unrealized gain (loss) on debt and
    equity securities, net                               252         44          4       70      134       202
---------------------------------------------------------------------------------------------------------------
       Total comprehensive income                      2,615        293        794      646      882       884
---------------------------------------------------------------------------------------------------------------
Purchase of common stock                              (3,077)    (1,908)      (531)    (326)    (312)     (526)
Common stock issued for stock options exercised        1,111        279        340      413       79       155
Common stock issued through dividend
  reinvestment plan                                       66         15         27       16        8        11
Common stock issued through public offering              358          -          -        -      358         -
Common stock issued for acquisitions                   2,540      2,291        249        -        -         -
Cash dividends paid                                   (1,181)      (250)      (342)    (303)    (286)     (273)
---------------------------------------------------------------------------------------------------------------
Balance, end of period                               $16,526     16,526     15,806   15,269   14,823    14,094
===============================================================================================================

Table 16
CAPITAL RATIOS

-------------------------------------------------------------------------------------
                                                     1998                        1997
                                       ------------------- --------------------------

                                         Second     First   Fourth     Third   Second
(In millions)                           Quarter   Quarter  Quarter   Quarter  Quarter
-------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                       $ 12,854    14,500   13,972    12,604   11,814
  Total capital                          20,731    21,911   21,585    20,231   18,839
Adjusted risk-based assets              182,643   167,348  165,802   153,278  150,004
Adjusted leverage ratio assets         $213,866   207,973  197,075   183,359  175,480
Ratios
  Tier 1 capital                           7.04%     8.66     8.43      8.22     7.88
  Total capital                           11.35     13.09    13.02     13.20    12.56
  Leverage                                 6.01      6.97     7.09      6.87     6.73
STOCKHOLDERS' EQUITY TO ASSETS (a)
  Quarter-end                              7.22      7.19     7.42      7.31     6.99
  Average                                  6.80%     7.48     7.51      7.29     7.15
=====================================================================================
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank                7.16%     7.49     6.97      7.13     6.75
  First Union Bank of Delaware            50.55     13.75    11.83     13.72    14.16
  First Union Home Equity Bank            12.27     11.41    10.95     10.23     9.68
Total capital
  First Union National Bank               10.06     10.64    10.20     10.83    10.73
  First Union Bank of Delaware            50.97     14.27    13.09     14.97    15.42
  First Union Home Equity Bank            14.48     13.61    13.20     12.39    11.94
Leverage
  First Union National Bank                6.23      5.90     6.02      5.88     5.48
  First Union Bank of Delaware            23.87      6.63     6.24      8.31    11.29
  First Union Home Equity Bank            10.75%    10.48    10.16      9.12     8.44
=====================================================================================

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The capital ratios presented herein have not been restated to reflect the Signet pooling of interests acquisition. The amounts presented herein have been restated for all periods presented to reflect the CoreStates acquisition.

(b)  The amounts presented herein do not include those of acquired banks.

Table 17

OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------
                                                   Weighted                  Estimated
                                                 Average Rate        -------------------
June 30, 1998                     Notional      ----------------     Maturity In    Fair
(In millions)                       Amount      Receive      Pay       Years (b)   Value                     Comments
------------------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps            $  16,160         6.51%    5.67%       3.76                  Converts floating rate loans to fixed
    Carrying amount                                                               $   30      rate.  Adds to liability sensitivity.
    Unrealized gross gain                                                            241      Similar characteristics to a fixed
    Unrealized gross loss                                                             (5)     income security funded with
                                                                                              variable rate liabilities. Includes
                                                                                              $2.1 billion of callable swaps
                                                                                              expected to mature in or before
                                                                                              December 1999 if swap rates are below
                                                                                              6.99 percent and $221 million foreign
                                                                                              rate swaps maturing in September 2000.
                                                                                  ------
        Total                                                                        266
                                                                                  ------
  Forward interest rate swaps        1,118         6.46        -        2.61                  Converts floating rate loans to fixed
    Carrying amount                                                                    -      rates in future periods. Effective
    Unrealized gross gain                                                             12      December 1998 with $725 million
    Unrealized gross loss                                                              -      of purchased put options on forward
                                                                                              swaps referenced under "Rate
                                                                                              Sensitivity Hedges" linked to this
                                                                                              item.
                                                                                  ------
        Total                                                                         12
                                                                                  ------
  Interest rate floors                 520         6.07     5.70        0.74                  Paid a premium to convert floating
    Carrying amount                                                                    2      rate loans to fixed rate when 3
    Unrealized gross gain                                                              -      month LIBOR is below an average
    Unrealized gross loss                                                              -      of 6.07 percent.
                                                                                  ------
        Total                                                                          2
                                                                                  ------
  Periodic caps                        389            -     7.62        7.76                  Paid a premium to convert capped
    Carrying amount                                                                    4      adjustable rate mortgage loans to
    Unrealized gross gain                                                              -      floating rate.
    Unrealized gross loss                                                             (4)
                                                                                  ------
        Total                                                                          -
                                                                                  ------
  Purchased options on
    forward swaps                      130            -     7.74        5.77                  Paid a premium to convert fixed rate
    Carrying amount                                                                    2      assets to floating rate if the 3-year
    Unrealized gross gain                                                              -      swap rate is above 7.74 percent in
    Unrealized gross loss                                                             (2)     August 2003.
                                                                                  ------
        Total                                                                          -
------------------------------------------                                        ------
        Total asset rate
          conversions            $  18,317         6.49%    5.73%       3.70      $  280
========================================================================================
                                   (Continued)

                                      T-20


Table 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------
                                                   Weighted                  Estimated
                                                 Average Rate        -------------------
June 30, 1998                     Notional      ----------------     Maturity In    Fair
(In millions)                       Amount      Receive      Pay       Years (b)   Value                     Comments
------------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps            $  10,888         6.71%    5.75%       6.89                  Converts $4.9 billion of fixed rate
    Carrying amount                                                               $   25      long-term debt to floating rate by
    Unrealized gross gain                                                            330      matching the terms of the swap to
    Unrealized gross loss                                                            (10)     the debt issue. Also converts $899
                                                                                              million of fixed rate CDs to variable
                                                                                              rate, $2.2 billion of fixed rate bank
                                                                                              notes to floating rate, $1.0 billion
                                                                                              of fixed rate capital trust securities
                                                                                              to variable rate, and $1.9 billion of
                                                                                              fixed rate deposits to floating rate.
                                                                                  ------
        Total                                                                        345
                                                                                  ------
  Interest rate floors                 619         5.89     5.69        2.38                  Paid a premium to convert fixed rate
    Carrying amount                                                                    3      deposits to floating rate when 3
    Unrealized gross gain                                                              4      month LIBOR is below an average of
    Unrealized gross loss                                                             (1)     6.49 percent. $150 million at 4.00
                                                                                              percent offsets a corresponding rate
                                                                                              floor in long-term debt.
                                                                                  ------
        Total                                                                          6
                                                                                  ------
  Interest rate collar                 100    8.80/6.00     5.69        0.75                  Purchased a zero-cost collar to
    Carrying amount                                                                    -      convert fixed rate deposits to
    Unrealized gross                                                                   -      floating gain rate when 3 month LIBOR
    Unrealized gross loss                                                              -      is below  6.00 percent (purchased
                                                                                              floor) or above 8.80 percent (sold
                                                                                              cap).
                                                                                  ------
        Total                                                                          -
                                                                                  ------
  Purchased options on forward swaps    20            -     7.75            8.15              Paid a premium to convert floating
    Carrying amount                                                                    -      rate debt to fixed rate if 3 year swap
    Unrealized gross gain                                                              -      rate is above 7.75 percent in August
    Unrealized gross loss                                                              -      2003.
                                                                                  ------
        Total                                                                          -
                                                                                  ------

  Forward interest rate swaps           49         6.10        -        2.54                  Converts fixed rate debt to floating
    Carrying amount                                                                    -      rate in future periods.  Effective
    Unrealized gross gain                                                              -      in January 1999.
    Unrealized gross loss                                                              -
                                                                                  ------
        Total                                                                          -
------------------------------------------                                        ------
        Total liability rate
          conversions            $  11,676         6.66%    5.75%       6.58      $  351
========================================================================================
                                   (Continued)

                                      T-21

Table 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------
                                                   Weighted                  Estimated
                                                 Average Rate        -------------------
June 30, 1998                     Notional      ----------------     Maturity In    Fair
(In millions)                       Amount      Receive      Pay       Years (b)   Value                     Comments
------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Purchased put options on
    forward swaps                $     725            -%    6.20%       2.48                  Paid a premium for the right to
    Carrying amount                                                               $    2      terminate $725 million of forward
    Unrealized gross gain                                                              -      interest rate swaps based on
    Unrealized gross loss                                                             (1)     interest rates in effect in December
                                                                                              1998.  Reduces liability sensitivity.
                                                                                  ------
        Total                                                                          1
                                                                                  ------
  Interest rate caps (LIBOR)         9,969            -     6.26        1.47                  Paid a premium for the right to lock
    Carrying amount                                                                    8      in 3 month LIBOR reset rates on
    Unrealized gross gain                                                              -      pay variable rate swaps.
    Unrealized gross loss                                                             (2)
                                                                                  ------
        Total                                                                          6
                                                                                  ------
  Interest rate caps (CMT)           2,200            -     5.70        3.46                  Paid a premium for the right to lock
    Carrying amount                                                                   26      in 1 year Treasury rates for the
    Unrealized gross gain                                                              -      purpose of converting floating rate
    Unrealized gross loss                                                            (11)     liabilities to fixed rate.
                                                                                  ------
        Total                                                                         15
                                                                                  ------
  Short eurodollar futures           2,767            -     6.37        0.21                  Locks in 3 month LIBOR reset rates
    Carrying amount                                                                    -      on pay variable rate swaps.  $2.8
    Unrealized gross gain                                                              -      billion effective September 1998.
    Unrealized gross loss                                                             (4)
                                                                                  ------
        Total                                                                         (4)
                                                                                  ------
  Long eurodollar futures            2,000         6.62        -        0.84                  Converts floating rate LIBOR-based
    Carrying amount                                                                    -      loans to fixed rate. Adds to liability
    Unrealized gross gain                                                              5      sensitivity. Similar characteristics
    Unrealized gross loss                                                              -      to fixed income security funded with
                                                                                              variable rate liabilities. $500
                                                                                              million effective December 1998,
                                                                                              March, June and September 1999.
                                                                                  ------
        Total                                                                          5
                                                                                  ------
Purchased call options on eurodollar
    futures                            256         6.89        -        0.21                  Paid a premium for the right to buy
      Carrying amount                                                                  -      eurodollar futures that convert
      Unrealized gross gain                                                            1      floating rate LIBOR-based loans to
      Unrealized gross loss                                                            -      fixed rate. Interest rate risk limited
                                                                                              to premium paid.  $256 million
                                                                                              effective September 1998.
                                                                                  ------
        Total                                                                          1
------------------------------------------                                        ------
        Total rate sensitivity
          hedges                 $  17,917         6.65%    6.20%       1.47      $   24
========================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Estimated maturity approximates average life except for eurodollar futures, average life of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of June 30, 1998. Weighted average receive rates are fixed rates set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

Table 18
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)

-------------------------------------------------------------------------------------------------------------
June 30, 1998                    1 Year           1-2          2 -5          5 -10      After 10
(In millions)                    or Less        Years         Years          Years         Years        Total
-------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                $  2,314         8,304         3,480         3,919            300       18,317
Weighted average receive rate      5.87%         6.68          6.29          6.56           6.95         6.49
Estimated fair value           $      4           125            61            55             35          280
-------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                $  2,215         1,484         2,549         3,835          1,593       11,676
Weighted average receive rate      6.22%         6.76          6.62          6.67           7.35         6.66
Estimated fair value           $      8            22            73           151             97          351
-------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                $  4,573        10,376         2,968             -              -       17,917
Weighted average receive rate      6.66%         6.62             -             -              -         6.65
Estimated fair value           $     (1)            8            17             -              -           24
=============================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 17.

Table 19
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
--------------------------------------------------------------------------------
                                  Asset      Liability          Rate
                                   Rate           Rate   Sensitivity
(In millions)               Conversions    Conversions        Hedges      Total
--------------------------------------------------------------------------------
Balance, December 31, 1997   $   17,714         11,422        20,880     50,016
Additions                         1,913          1,083         9,976     12,972
Maturities/Amortizations         (1,495)        (1,759)      (11,533)   (14,787)
Terminations                        185            930        (1,406)      (291)
--------------------------------------------------------------------------------
Balance, June 30, 1998       $   18,317         11,676        17,917     47,910
--------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

--------------------------------------------------------------------------------------------------------------------
                                                             SECOND QUARTER 1998                 FIRST QUARTER 1998
                                              ----------------------------------   --------------------------------
                                                                         Average                            Average
                                                            Interest       Rates               Interest       Rates
                                                Average       Income/     Earned/    Average     Income/     Earned/
(In millions)                                  Balances      Expense        Paid    Balances    Expense        Paid
--------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                $   2,872           43        5.88%   $  2,971         41        5.65%
Federal funds sold and securities
  purchased under resale agreements              11,842          151        5.18       9,728        129        5.35
Trading account assets (a)                        7,655          109        5.76       5,835         90        6.20
Securities available for sale (a)                35,593          590        6.61      30,046        499        6.68
Investment securities (a)
  U.S. Government and other                       1,866           32        6.89       2,403         40        6.69
  State, county and municipal                       907           23       10.06         986         24        9.74
--------------------------------------------------------------------                -------------------
        Total investment securities               2,773           55        7.92       3,389         64        7.57
--------------------------------------------------------------------                -------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural       49,717          991        7.99      48,035        955        8.07
    Real estate - construction and other          3,001           63        8.49       2,973         64        8.63
    Real estate - mortgage                        9,988          212        8.52      10,414        218        8.50
    Lease financing                               4,407          124       11.22       4,249        113       10.65
    Foreign                                       4,123           69        6.69       4,003         66        6.68
--------------------------------------------------------------------                -------------------
        Total commercial                         71,236        1,459        8.21      69,674      1,416        8.23
--------------------------------------------------------------------                -------------------
  Retail
    Real estate - mortgage                       26,300          495        7.54      27,555        531        7.71
    Installment loans - Bankcard (c)              3,931          149       15.14       3,951        169       17.10
    Installment loans - other and
      Vehicle leasing                            30,679          704        9.19      30,034        691        9.30
--------------------------------------------------------------------                -------------------
        Total retail                             60,910        1,348        8.86      61,540      1,391        9.09
--------------------------------------------------------------------                -------------------
        Total loans                             132,146        2,807        8.51     131,214      2,807        8.63
--------------------------------------------------------------------                -------------------
        Total earning assets                    192,881        3,755        7.80     183,183      3,630        7.99
                                                              ==================                 ==================
Cash and due from banks                           9,282                                8,976
Other assets                                     16,777                               18,650
--------------------------------------------------------------------                --------
        Total assets                          $ 218,940                             $210,809
====================================================================                ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                     34,358          226        2.64      35,336        236        2.70
    Money market accounts                        24,605          213        3.48      23,070        190        3.34
    Other consumer time                          37,927          505        5.35      37,403        489        5.30
    Foreign                                       2,523           32        5.05       2,856         38        5.44
    Other time                                    6,596          110        6.67       6,507        106        6.62
--------------------------------------------------------------------                -------------------
        Total interest-bearing deposits         106,009        1,086        4.11     105,172      1,059        4.08
  Federal funds purchased and securities
    sold under repurchase agreements             34,775          445        5.13      30,425        373        4.98
  Commercial paper                                2,066           27        5.33       1,939         26        5.43
  Other short-term borrowings                     9,273          121        5.21       7,289         99        5.48
  Long-term debt                                 12,609          201        6.36      11,900        185        6.23
--------------------------------------------------------------------                -------------------
        Total interest-bearing liabilities      164,732        1,880        4.57     156,725      1,742        4.50
                                                              ==================                 ==================
  Noninterest-bearing deposits                   31,032                               29,402
  Other liabilities                               6,560                                7,176
  Guaranteed preferred beneficial interests       1,735                                1,735
  Stockholders' equity                           14,881                               15,771
--------------------------------------------------------------------                -------------------
         Total liabilities and
         stockholders' equity                 $ 218,940                             $210,809
====================================================================                ========
Interest income and rate earned                               $3,755        7.80%                $3,630        7.99%
Interest expense and equivalent rate paid                      1,880        3.91                  1,742        3.85
--------------------------------------------------------------------                -------------------
Net interest income and margin                                $1,875        3.89%                $1,888        4.14%
====================================================================                ===================

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut. Lease financing amounts include related deferred income taxes.

------------------------------------------------------------------------------------------------------------------
                                                          FOURTH QUARTER 1997                   THIRD QUARTER 1997
                                              -------------------------------      -------------------------------
                                                                      Average                              Average
                                                          Interest      Rates                  Interest      Rates
                                               Average      Income/    Earned/       Average     Income/    Earned/
(In millions)                                 Balances     Expense       Paid       Balances    Expense       Paid
------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                $  3,718          55       5.75%     $   3,413         49       5.70%
Federal funds sold and securities
  purchased under resale agreements              7,609         106       5.46          7,691        106       5.48
Trading account assets (a)                       6,736         109       6.45          5,618         94       6.65
Securities available for sale (a)               21,590         363       6.76         21,122        366       6.87
Investment securities (a)
  U.S. Government and other                      2,257          43       7.07          2,418         42       7.12
  State, county and municipal                    1,034          27       9.46          1,069         25       9.38
------------------------------------------------------------------                 --------------------
        Total investment securities              3,291          70       7.82          3,487         67       7.81
------------------------------------------------------------------                 --------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural      44,948         891       7.86         43,430        880       8.05
    Real estate - construction and other         3,124          68       8.56          3,231         74       9.19
    Real estate - mortgage                      13,020         288       8.80         13,518        296       8.68
    Lease financing                              4,380         115      10.45          4,398        113      10.19
    Foreign                                      3,668          61       6.64          3,415         55       6.35
------------------------------------------------------------------                 --------------------
        Total commercial                        69,140       1,423       8.17         67,992      1,418       8.28
------------------------------------------------------------------                 --------------------
  Retail
    Real estate - mortgage                      29,890         579       7.68         30,671        598       7.74
    Installment loans - Bankcard (c)             6,646         273      16.28          6,997        272      15.44
    Installment loans - other and
      Vehicle leasing                           28,443         686       9.57         29,189        713       9.69
------------------------------------------------------------------                 --------------------
        Total retail                            64,979       1,538       9.39         66,857      1,583       9.40
------------------------------------------------------------------                 --------------------
        Total loans                            134,119       2,961       8.76        134,849      3,001       8.83
------------------------------------------------------------------                 --------------------
        Total earning assets                   177,063       3,664       8.21        176,180      3,683       8.30
                                                            =================                    =================
Cash and due from banks                          8,880                                 8,499
Other assets                                    13,982                                12,835
------------------------------------------------------                             ---------
        Total assets                          $199,925                             $ 197,514
======================================================                             =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                    32,023         234       2.90         33,170        229       2.74
    Money market accounts                       25,553         193       2.99         23,936        181       3.01
    Other consumer time                         37,583         496       5.23         39,407        517       5.21
    Foreign                                      2,351          34       5.73          2,629         35       5.20
    Other time                                   6,611         102       6.14          5,518         85       6.12
------------------------------------------------------------------                 --------------------
        Total interest-bearing deposits        104,121       1,059       4.03        104,660      1,047       3.97
  Federal funds purchased and securities
    sold under repurchase agreements            24,010         306       5.06         23,523        301       5.08
  Commercial paper                               1,931          33       6.81          2,073         28       5.47
  Other short-term borrowings                    6,341          96       6.00          6,951        104       5.95
  Long-term debt                                11,636         187       6.38         10,694        177       6.51
------------------------------------------------------------------                 --------------------
        Total interest-bearing liabilities     148,039       1,681       4.51        147,901      1,657       4.44
                                                            =================                    =================
  Noninterest-bearing deposits                  28,865                                27,500
  Other liabilities                              6,275                                 5,988
  Guaranteed preferred beneficial interests      1,733                                 1,733
  Stockholders' equity                          15,013                                14,392
------------------------------------------------------------------                 --------------------
         Total liabilities and
         stockholders' equity                 $199,925                             $ 197,514
======================================================                             =========
Interest income and rate earned                             $3,664       8.21%                   $3,683       8.30%
Interest expense and equivalent rate paid                    1,681       3.77                     1,657       3.73
------------------------------------------------------------------                 --------------------
Net interest income and margin                              $1,983       4.44%                   $2,026       4.57%
==================================================================                 ====================

                                                         SECOND QUARTER 1997
                                              ------------------------------
                                                                     Average
                                                         Interest      Rates
                                               Average     Income/    Earned/
(In millions)                                 Balances    Expense       Paid
ASSETS
Interest-bearing bank balances                $  2,848         41       5.65%
Federal funds sold and securities
  purchased under resale agreements              7,268        101       5.55
Trading account assets (a)                       4,606         78       6.80
Securities available for sale (a)               21,688        378       7.00
Investment securities (a)
  U.S. Government and other                      2,527         47       7.36
  State, county and municipal                    1,103         26       9.50
-----------------------------------------------------------------
        Total investment securities              3,630         73       8.01
-----------------------------------------------------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural      42,892        873       8.16
    Real estate - construction and other         3,380         77       9.12
    Real estate - mortgage                      13,623        298       8.79
    Lease financing                              4,254        106       9.99
    Foreign                                      3,384         54       6.46
-----------------------------------------------------------------
        Total commercial                        67,533      1,408       8.36
-----------------------------------------------------------------
  Retail
    Real estate - mortgage                      31,604        611       7.76
    Installment loans - Bankcard (c)             7,187        262      14.61
    Installment loans - other and
      Vehicle leasing                           28,954        696       9.64
-----------------------------------------------------------------
        Total retail                            67,745      1,569       9.29
-----------------------------------------------------------------
        Total loans                            135,278      2,977       8.82
-----------------------------------------------------------------
        Total earning assets                   175,318      3,648       8.34
                                                           =================
Cash and due from banks                          8,673
Other assets                                    12,433
------------------------------------------------------
        Total assets                          $196,424
======================================================
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                    33,769        221       2.63
    Money market accounts                       23,313        164       2.81
    Other consumer time                         40,349        521       5.18
    Foreign                                      4,281         56       5.29
    Other time                                   4,786         72       6.07
-----------------------------------------------------------------
        Total interest-bearing deposits        106,498      1,034       3.90
  Federal funds purchased and securities
    sold under repurchase agreements            23,433        295       5.04
  Commercial paper                               2,152         30       5.50
  Other short-term borrowings                    5,488         84       6.15
  Long-term debt                                10,543        170       6.51
-----------------------------------------------------------------
        Total interest-bearing liabilities     148,114      1,613       4.37
                                                           =================
  Noninterest-bearing deposits                  26,966
  Other liabilities                              5,568
  Guaranteed preferred beneficial interests      1,733
  Stockholders' equity                          14,043
-----------------------------------------------------------------
         Total liabilities and
         stockholders' equity                 $196,424
======================================================
Interest income and rate earned                            $3,648       8.34%
Interest expense and equivalent rate paid                   1,613       3.69
-----------------------------------------------------------------       ----
Net interest income and margin                             $2,035       4.65%
=================================================================       -----


(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

-------------------------------------------------------------------------------------------------------------------
                                                           SIX MONTHS ENDED 1998             SIX MONTHS ENDED 1997
                                               ---------------------------------   -------------------------------
                                                                         Average                           Average
                                                           Interest        Rates              Interest       Rates
                                                Average      Income/      Earned/    Average    Income/     Earned/
(In millions)                                  Balances     Expense         Paid    Balances   Expense        Paid
-------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                 $  2,921          84         5.77%   $  2,795        78        5.61%
Federal funds sold and securities
  purchased under resale agreements              10,791         280         5.26       6,780       187        5.56
Trading account assets (a)                        6,750         199         5.95       4,153       138        6.68
Securities available for sale (a)                32,835       1,089         6.64      20,324       694        6.88
Investment securities (a)
  U.S. Government and other                       2,134          72         6.78       2,620        94        7.22
  State, county and municipal                       946          47         9.90       1,124        53        9.54
-------------------------------------------------------------------                 ------------------
        Total investment securities               3,080         119         7.74       3,744       147        7.92
-------------------------------------------------------------------                 ------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural       48,880       1,946         8.03      42,027     1,693        8.12
    Real estate - construction and other          2,987         127         8.56       3,417       151        8.89
    Real estate - mortgage                       10,200         430         8.51      13,856       596        8.67
    Lease financing                               4,328         237        10.94       4,007       195        9.83
    Foreign                                       4,064         135         6.69       3,154        99        6.34
-------------------------------------------------------------------                 ------------------
        Total commercial                         70,459       2,875         8.22      66,461     2,734        8.29
-------------------------------------------------------------------                 ------------------
  Retail
    Real estate - mortgage                       26,924       1,026         7.63      32,332     1,249        7.79
    Installment loans - Bankcard (c)              3,941         318        16.12       7,165       513       14.44
    Installment loans - other and
      Vehicle leasing                            30,358       1,395         9.25      28,592     1,374        9.69
-------------------------------------------------------------------                 ------------------
        Total retail                             61,223       2,739         8.98      68,089     3,136        9.29
-------------------------------------------------------------------                 ------------------
        Total loans                             131,682       5,614         8.57     134,550     5,870        8.80
-------------------------------------------------------------------                 ------------------
        Total earning assets                    188,059       7,385         7.89     172,346     7,114        8.32
                                                             ===================                ==================
Cash and due from banks                           9,129                                8,701
Other assets                                     17,709                               12,375
-------------------------------------------------------                             --------
        Total assets                           $214,897                             $193,422
-------------------------------------------------------                             --------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                     34,845         462         2.67      33,622       435        2.61
    Money market accounts                        23,842         403         3.41      23,309       320        2.76
    Other consumer time                          37,666         994         5.32      41,030     1,054        5.18
    Foreign                                       2,689          70         5.26       3,703        95        5.18
    Other time                                    6,551         216         6.65       4,678       138        5.95
-------------------------------------------------------------------                 ------------------
        Total interest-bearing deposits         105,593       2,145         4.10     106,342     2,042        3.87
  Federal funds purchased and securities
    sold under repurchase agreements             32,612         818         5.06      21,734       540        5.01
  Commercial paper                                2,003          53         5.38       1,893        51        5.38
  Other short-term borrowings                     8,287         220         5.33       4,698       138        5.94
  Long-term debt                                 12,256         386         6.29      10,663       343        6.50
-------------------------------------------------------------------                 ------------------
        Total interest-bearing liabilities      160,751       3,622         4.54     145,330     3,114        4.32
                                                             ===================                ==================
  Noninterest-bearing deposits                   30,222                               26,784
  Other liabilities                               6,866                                5,509
  Guaranteed preferred beneficial interests       1,735                                1,626
  Stockholders' equity                           15,323                               14,173
-------------------------------------------------------                             --------
         Total liabilities and
           stockholders' equity                $214,897                             $193,422
=======================================================                             ========
Interest income and rate earned                              $7,385         7.89%               $7,114        8.32%
Interest expense and equivalent rate paid                     3,622         3.88                 3,114        3.64
--------------------------------------------------------------------------------                ------------------
Net interest income and margin                               $3,763         4.01%               $4,000        4.68%
================================================================================                ==================

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut. Lease financing amounts include related deferred income taxes.

-----------------------------------------------------------------------------------------------------------------
                                                              YEAR ENDED 1997              NINE MONTHS ENDED 1997
                                               ------------------------------      ------------------------------
                                                                                                Average   Average
                                                          Interest      Rates                  Interest     Rates
                                                Average     Income/    Earned/       Average     Income/   Earned/
(In millions)                                  Balances    Expense       Paid       Balances    Expense      Paid
-----------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                 $  3,184        182       5.68%      $  3,003        127      5.65%
Federal funds sold and securities
  purchased under resale agreements               7,219        399       5.51          7,088        293      5.53
Trading account assets (a)                        5,174        341       6.59          4,647        232      6.67
Securities available for sale (a)                20,844      1,423       6.83         20,600      1,060      6.88
Investment securities (a)
  U.S. Government and other                       2,478        179       7.22          2,545        136      7.15
  State, county and municipal                     1,085        105       9.67          1,104         78      9.51
------------------------------------------------------------------                  -------------------
        Total investment securities               3,563        284       7.97          3,649        214      7.86
------------------------------------------------------------------                  -------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural       43,118      3,464       8.03         42,500      2,573      8.10
    Real estate - construction and other          3,295        293       8.89          3,352        225      8.99
    Real estate - mortgage                       13,619      1,180       8.67         13,638        892      8.74
    Lease financing                               4,199        423      10.09          4,138        308      9.96
    Foreign                                       3,349        215       6.43          3,243        154      6.34
------------------------------------------------------------------                  -------------------
        Total commercial                         67,580      5,575       8.25         66,871      4,152      8.30
------------------------------------------------------------------                  -------------------
  Retail
    Real estate - mortgage                       31,241      2,426       7.77         31,880      1,847      7.75
    Installment loans - Bankcard (c)              7,005      1,058      15.11          7,124        785     14.74
    Installment loans - other and
      Vehicle leasing                            28,691      2,773       9.66         28,776      2,087      9.70
------------------------------------------------------------------                  -------------------
        Total retail                             66,937      6,257       9.35         67,780      4,719      9.31
------------------------------------------------------------------                  -------------------
        Total loans                             134,517     11,832       8.80        134,651      8,871      8.81
------------------------------------------------------------------                  -------------------
        Total earning assets                    174,501     14,461       8.29        173,638     10,797      8.32
                                                            ==================                  =======  =========
Cash and due from banks                           8,695                                8,633
Other assets                                     12,897                               12,530
-------------------------------------------------------                             --------
        Total assets                           $196,093                             $194,801
-------------------------------------------------------                             --------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                     33,104        898       2.71         33,469        664      2.66
    Money market accounts                        24,033        694       2.89         23,521        501      2.85
    Other consumer time                          39,752      2,067       5.20         40,482      1,571      5.19
    Foreign                                       3,092        164       5.29          3,341        130      5.19
    Other time                                    5,377        325       6.05          4,962        223      6.01
------------------------------------------------------------------                  -------------------
        Total interest-bearing deposits         105,358      4,148       3.94        105,775      3,089      3.91
  Federal funds purchased and securities
    sold under repurchase agreements             22,759      1,147       5.04         22,336        841      5.03
  Commercial paper                                1,948        112       5.76          1,953         79      5.41
  Other short-term borrowings                     5,680        338       5.96          5,458        242      5.94
  Long-term debt                                 10,916        707       6.47         10,673        520      6.51
------------------------------------------------------------------                  -------------------
        Total interest-bearing liabilities      146,661      6,452       4.40        146,195      4,771      4.36
                                                             -----      ------                    ---------------
  Noninterest-bearing deposits                   27,489                               27,025
  Other liabilities                               5,823                                5,672
  Guaranteed preferred beneficial interests       1,680                                1,662
  Stockholders' equity                           14,440                               14,247
                                               --------                            ---------
         Total liabilities and
           stockholders' equity                $196,093                             $194,801
=======================================================                             ========
Interest income and rate earned                            $14,461       8.29%                  $10,797      8.32%
Interest expense and equivalent rate paid                    6,452       3.70                     4,771      3.67
                                                           -------       ----                   -------     -----
Net interest income and margin                             $ 8,009       4.59%                  $ 6,026      4.65%
===============================================            ==================                   =================

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------------
                                                                             1998                                            1997
                                                        -------------------------          --------------------------------------
                                                          Second            First           Fourth         Third           Second
(In millions, except per share data)                     Quarter          Quarter          Quarter       Quarter          Quarter
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                 $  9,708           10,554           10,275         9,827           10,092
Interest-bearing bank balances                             2,139            2,708            3,832         3,248            3,259
Federal funds sold and securities
  purchased under resale agreements                       11,753           11,656            7,781         7,037            7,784
---------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                   23,600           24,918           21,888        20,112           21,135
---------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                     9,774            6,985            5,952         8,152            5,720
Securities available for sale                             36,798           34,252           23,524        21,135           20,931
Investment securities                                      2,229            3,227            3,526         3,681            3,891
Loans, net of unearned income                            137,390          133,814          131,687       135,966          136,676
  Allowance for loan losses                               (1,870)          (1,863)          (1,847)       (2,175)          (2,181)
---------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                       135,520          131,951          129,840       133,791          134,495
---------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                     5,088            5,037            4,863         4,855            4,861
Due from customers on acceptances                          1,091            1,156            1,496         1,629            1,521
Other intangible assets                                    5,169            2,931            2,948         3,026            3,102
Other assets                                               9,727            9,487           11,698         6,385            5,986
---------------------------------------------------------------------------------------------------------------------------------
        Total assets                                    $228,996          219,944          205,735       202,766          201,642
=================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                            33,169           32,184           31,005        29,676           30,374
  Interest-bearing deposits                              105,429          105,751          106,072       103,468          104,828
---------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                   138,598          137,935          137,077       133,144          135,202
Short-term borrowings                                     48,897           43,521           31,681        33,784           32,892
Bank acceptances outstanding                               1,106            1,151            1,496         1,627            1,516
Other liabilities                                          8,884            7,793            6,725         6,445            5,645
Long-term debt                                            13,250           12,003           11,752        11,209           10,559
---------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                210,735          202,403          188,731       186,209          185,814
=================================================================================================================================
Guaranteed preferred beneficial interests in
   junior subordinated deferrable interest debentures      1,735            1,735            1,735         1,734            1,734
---------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                            -                 -                -             -                -
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                              3,294            3,243            3,203         3,197            3,183
Paid-in capital                                            4,089            1,439            1,582         1,484            1,194
Retained earnings                                          8,809           10,834           10,198         9,926            9,635
Accumulated other comprehensive income, net                  334              290              286           216               82
=================================================================================================================================
        Total stockholders' equity                        16,526           15,806           15,269        14,823           14,094
=================================================================================================================================
        Total liabilities and stockholders' equity      $228,996          219,944          205,735       202,766          201,642
=================================================================================================================================
MEMORANDA
Securities available for sale-amortized cost            $ 36,280           33,934           23,080        20,797           20,795
Investment securities-market value                         2,365            3,315            3,670         3,829            4,026
Stockholders' equity, net of unrealized
  gain on debt and equity securities                    $ 16,526           15,806           15,269        14,823           14,094
Shares outstanding (In thousands)                        988,150          972,775          960,984       958,977          954,902
=================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------------------------------
                                                                                 1998                                        1997
                                                            -------------------------         -----------------------------------
                                                              Second            First          Fourth           Third      Second
(In millions, except per share data)                         Quarter          Quarter         Quarter         Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                  $  2,794            2,792           2,946           2,992       2,966
Interest and dividends on securities available for sale          583              496             361             364         374
Interest and dividends on investment securities
  Taxable income                                                  32               40              42              41          46
  Nontaxable income                                               16               17              18              17          17
Trading account interest                                         108               87             107              94          76
Other interest income                                            194              170             161             155         142
---------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                  3,727            3,602           3,635           3,663       3,621
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                           1,086            1,059           1,059           1,047       1,034
Interest on short-term borrowings                                593              498             435             433         409
Interest on long-term debt                                       201              185             187             177         170
---------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                 1,880            1,742           1,681           1,657       1,613
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            1,847            1,860           1,954           2,006       2,008
Provision for loan losses                                        150              135             445             225         228
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            1,697            1,725           1,509           1,781       1,780
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                           66               35             100              36          75
Service charges on deposit accounts                              281              283             290             283         275
Mortgage banking income                                          121               69              76              62          60
Capital management income                                        423              413             278             272         267
Securities available for sale transactions                        21               23              18              15          10
Investment security transactions                                   4               -               -                2           1
Fees for other banking services                                   70               70              56              64          69
Equipment lease rental income                                     42               46              43              48          46
Sundry income                                                    529              438             304             300         238
---------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                               1,557            1,377           1,165           1,082       1,041
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                         862              822             783             711         720
Other benefits                                                   182              162             150             156         162
---------------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                      1,044              984             933             867         882
Occupancy                                                        139              137             131             138         138
Equipment                                                        172              183             165             167         157
Advertising                                                       49               37              36              33          37
Telecommunications                                                47               46              45              40          40
Travel                                                            50               40              40              30          30
Postage, printing and supplies                                    63               61              59              53          53
Professional fees                                                 40               70              97              71          67
External data processing                                          23               20              22              25          23
Other intangible amortization                                     76               75              80              78          78
Merger-related and restructuring charges                         954               29             225              -           59
Sundry expense                                                   220              213             333             209         207
---------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                              2,877            1,895           2,166           1,711       1,771
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits)                            377            1,207             508           1,152       1,050
Income taxes (benefits) (a)                                      128              417             (68)            404         368
---------------------------------------------------------------------------------------------------------------------------------
        Net income                                          $    249              790             576             748         682
=================================================================================================================================
PER SHARE DATA
Basic earnings                                              $   0.27             0.82            0.61            0.79        0.72
Diluted earnings                                                0.26             0.81            0.60            0.78        0.70
Cash dividends                                              $   0.37             0.37            0.32            0.32        0.29
AVERAGE SHARES (In thousands)
Basic                                                        949,750          965,120         960,596         946,354     953,612
Diluted                                                      962,160          977,155         972,051         959,013     964,518
=================================================================================================================================

(a) Certain corporate and interstate banking entities were reorganized, which resulted in a reduction in the effective federal income tax rate in the fourth quarter of 1997. This benefit was principally offset by a higher provision for loan losses related to the restructuring of the unsecured consumer loan portfolio.
FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------
                                                             Six Months Ended
                                                                      June 30,
                                                          --------------------
(In millions, except per share data)                         1998         1997
------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                               $  5,586        5,849
Interest and dividends on securities available for sale     1,079          687
Interest and dividends on investment securities
  Taxable income                                               72           93
  Nontaxable income                                            33           35
Trading account interest                                      195          135
Other interest income                                         364          265
------------------------------------------------------------------------------
        Total interest income                               7,329        7,064
-------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                        2,145        2,042
Interest on short-term borrowings                           1,091          729
Interest on long-term debt                                    386          343
-------------------------------------------------------------------------------
        Total interest expense                              3,622        3,114
-------------------------------------------------------------------------------
Net interest income                                         3,707        3,950
Provision for loan losses                                     285          433
-------------------------------------------------------------------------------
Net interest income after provision for loan losses         3,422        3,517
-------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                       101          116
Service charges on deposit accounts                           564          546
Mortgage banking income                                       190          118
Capital management income                                     836          528
Securities available for sale transactions                     44           19
Investment security transactions                                4            1
Fees for other banking services                               140          143
Equipment lease rental income                                  88           96
Sundry income                                                 967          508
-------------------------------------------------------------------------------
        Total noninterest income                            2,934        2,075
-------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                    1,684        1,415
Other benefits                                                344          335
-------------------------------------------------------------------------------
        Personnel expense                                   2,028        1,750
Occupancy                                                     276          275
Equipment                                                     355          317
Advertising                                                    86           72
Telecommunications                                             93           83
Travel                                                         90           55
Postage, printing and supplies                                124          113
Professional fees                                             110          124
External data processing                                       43           47
Other intangible amortization                                 151          157
Merger-related and restructuring charges                      983           59
Sundry expense                                                433          407
-------------------------------------------------------------------------------
        Total noninterest expense                           4,772        3,459
-------------------------------------------------------------------------------
Income before income taxes                                  1,584        2,133
Income taxes                                                  545          748
-------------------------------------------------------------------------------
        Net income                                       $  1,039        1,385
-------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                           $   1.09         1.44
Diluted earnings                                             1.07         1.42
Cash dividends                                           $   0.74         0.58
AVERAGE SHARES (In thousands)
Basic                                                     957,430      961,612
Diluted                                                   969,180      972,830
-------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------
                                                                                                   SIX MONTHS ENDED
                                                                                                           JUNE 30,
                                                                                           ------------------------
(IN MILLIONS)                                                                                 1998            1997
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                 $ 1,039           1,385
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                          86              12
  Provision for loan losses                                                                    285             433
  Provision for foreclosed properties                                                           (1)              1
  Gain on sale of mortgage servicing rights                                                     (4)            -
  Securities available for sale transactions                                                   (44)            (19)
  Investment securities transactions                                                            (4)             (1)
  Depreciation and amortization                                                                497             453
  Trading account assets, net                                                               (2,607)         (1,103)
  Mortgage loans held for resale                                                            (1,107)            127
  Gain on sale of premises and equipment                                                        (6)             (1)
  Gain on sale of assets held for sale                                                          (5)             (5)
  Other assets, net                                                                          3,096            (357)
  Other liabilities, net                                                                       543             140
===================================================================================================================
        Net cash provided by operating activities                                            1,768           1,065
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                     6,930           4,481
  Maturities of securities available for sale                                                2,419           1,182
  Purchases of securities available for sale                                               (22,559)         (7,287)
  Calls and underdeliveries of investment securities                                           387               1
  Maturities of investment securities                                                        1,111             733
  Purchases of investment securities                                                          (197)           (443)
  Origination of loans, net                                                                 (2,203)         (2,738)
  Sales of premises and equipment                                                               93             107
  Purchases of premises and equipment                                                         (497)           (330)
  Other intangible assets, net                                                                (110)             15
  Purchase of bank owned separate account life insurance                                       (56)            -
  Cash equivalents acquired, net of purchases of banking organizations                         366               6
-------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                              (14,316)         (4,273)
===================================================================================================================
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
    Deposits, net                                                                            1,270          (1,256)
    Securities sold under repurchase agreements and other short-term borrowings, net        14,984           5,273
    Issuances of guaranteed preferred beneficial interests                                       -             945
    Issuances of long-term debt                                                              2,535             922
    Payments of long-term debt                                                              (2,159)         (1,178)
    Sales of common stock                                                                      661             299
    Purchases of common stock                                                               (2,439)         (1,722)
    Cash dividends paid                                                                       (592)           (552)
-------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                           14,260           2,731
===================================================================================================================
        Increase (decrease) in cash and cash equivalents                                     1,712            (477)
        Cash and cash equivalents, beginning of year                                        21,888          21,612
===================================================================================================================
        Cash and cash equivalents, end of period                                           $23,600          21,135
===================================================================================================================
NONCASH ITEMS
Increase in foreclosed properties and a decrease in loans                                  $     2              12
Issuance of common stock for acquisitions                                                    2,540               4
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                               74              88
    Other assets (deferred income taxes)                                                   $    26              35
===================================================================================================================

                                      T-31